UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

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INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

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23A Serangoon North Avenue 5, #01-01, Singapore 554369
1005 Virginia Dr., Fort Washington, PA 19034
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 2, 2023
THE ANNUAL MEETING OF SHAREHOLDERS OF KULICKE AND SOFFA INDUSTRIES, INC. (the “Company” or “K&S”) will be held on Thursday, March 2, 2023 at 1:00 p.m. (Singapore Time) at 23A Serangoon North Avenue 5, #01-01, Singapore 554369 (the “annual meeting”), for the following purposes:

1	To elect Dr. Fusen E. Chen and Mr. Gregory F. Milzcik as directors to serve until the 2027 Annual Meeting of Shareholders;

2	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023;

3	To hold an advisory vote on the overall compensation of the Company’s named executive officers as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure included herein;

4	To approve on a non-binding basis how often the Company will hold an advisory vote to approve the compensation of the Company's named executive officers; and

5	To transact such other business as may properly come before the annual meeting.
The board of directors has fixed the close of business on December 2, 2022 as the record date for the determination of holders of common shares entitled to notice of and to vote at the annual meeting.
All shareholders are cordially invited to attend the annual meeting, but whether or not you expect to attend the annual meeting in person, the Company encourages you to vote promptly. You may vote your shares using a toll-free telephone number, over the Internet, or, if you request a paper copy of the proxy card, by signing and dating it and returning it promptly. If you attend the annual meeting, you may (but do not have to) revoke your proxy and vote in person.

By Order of the Board of Directors

STEPHEN DRAKE
Vice President, Legal Affairs and
General Counsel and Corporate
January 19, 2023	Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on March 2, 2023

Our Notice of Annual Meeting, Proxy Statement for the 2023 Annual Meeting of Shareholders and 2022 Annual Report to Shareholders are enclosed and are also available at http://investor.kns.com/annuals.cfm.

23A Serangoon North Avenue 5, #01-01, Singapore 554369
1005 Virginia Dr., Fort Washington, PA 19034

PROXY STATEMENT
January 19, 2023

The enclosed proxy is solicited by the board of directors of Kulicke and Soffa Industries, Inc. (the “Company”, “K&S”, “we”, “our”). The annual meeting of shareholders of the Company will be held on Thursday, March 2, 2023 at 1:00 p.m. (Singapore Time) at 23A Serangoon North Avenue 5, #01-01, Singapore 554369 (the “annual meeting”). As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), we are making our proxy statement and 2022 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K) (the “Annual Report”) available electronically via the Internet. On January 19, 2023, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and the Annual Report and how to vote online. Shareholders who receive the Notice will not receive a printed copy of the proxy materials in the mail unless they so request. If you would like to receive a printed copy of the Company’s proxy materials, please follow the instructions included in the Notice.
Voting and Revocability of Proxies
Our board of directors has fixed the close of business on December 2, 2022 as the record date for determining the shareholders entitled to vote at the annual meeting. As of the record date, there were 56,889,548 of the Company’s common shares outstanding. Each common share is entitled to one vote on all matters presented at the meeting. When voting is properly authorized over the Internet or by telephone, or proxies are properly dated, executed and returned, the common shares so represented will be voted at the annual meeting in accordance with the instructions of the shareholder. If no specific instructions are given on a proxy executed and returned by a shareholder of record, the common shares will be voted “FOR” the: (1) election of Dr. Fusen E. Chen and Mr. Gregory F. Milzcik as directors; (2) ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023; (3) approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in the Compensation Discussion & Analysis together with the accompanying tabular and narrative disclosure included in this proxy statement; and (4) approval, on a non-binding basis, of an annual advisory vote to approve the compensation of the Company's named executive officers. A shareholder may revoke a proxy at any time before its use by: (a) delivering a later executed proxy or written notice of revocation to the Secretary of the Company; (b) attending the annual meeting and giving notice of such revocation; or (c) granting a subsequent proxy by Internet or telephone. Attendance at the annual meeting does not by itself constitute revocation of a proxy.
The presence of a majority of the common shares entitled to vote at the annual meeting, represented in person or by proxy, constitutes a quorum. If a quorum is present: (1) the two nominees for director receiving the highest number of votes cast at the annual meeting will be elected; and (2) the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote at the annual meeting will be required to (i) ratify the appointment of PwC, (ii) approve, on an advisory, non-binding basis the compensation of our named executive officers, and (iii) approve, on an advisory, non-binding basis the frequency of future votes on the compensation of our named executive officers. The advisory vote to approve the compensation of our named executive officers is not binding on the Company, but we will consider the results of this advisory vote in making future decisions on our compensation policies and the compensation of our executives. The advisory vote to approve how often shareholders will vote to approve the compensation of the Company's named executive officers is not binding on the Company, but we will consider the results of this advisory vote in making future decisions on the frequency of holding advisory votes on the compensation of our named executive officers.
Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is considered to be a non-routine matter, a “broker non-vote” occurs.

Under the rules governing brokers, the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation are considered non-routine matters for which brokers do not have discretionary authority to vote shares held by an account holder. The ratification of our auditors is considered a routine matter. Additionally, under the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), the advisory votes on executive compensation and on the frequency of such votes are also non-routine matters for which brokers do not have discretionary authority to vote shares held by an account holder.
Abstentions, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote on any matter. Consequently, abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors, because only the number of votes cast for each nominee is relevant. Additionally, abstentions and broker non-votes have no effect on the outcome of the vote to ratify the Company's independent registered public accounting firm, and abstentions and broker non-votes will have no effect on the outcome of the advisory vote on executive compensation or advisory vote on the frequency of the advisory vote on executive compensation because only the number of votes cast for or against are relevant, and in any event, these votes are non-binding.
How You Can Vote
Shareholders of record may vote by any of the following methods:
•Voting by Internet.  The website and instructions for internet voting is on the Notice, and voting is available 24 hours a day. Shareholders who wish to exercise cumulative voting rights in the election of directors must vote in person or by mail.
•Voting by Telephone.  The toll-free telephone number for voting is on the proxy card, and voting is available 24 hours a day.
•Voting by Mail.  If you choose to receive a printed copy of the proxy materials, you may vote by mail by marking the proxy card enclosed with the proxy statement, dating and signing it, and returning it in the postage-paid envelope provided.
Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

 ITEM 1 — ELECTION OF DIRECTORS
The board of directors has nominated Dr. Fusen E. Chen and Mr. Gregory F. Milzcik for re-election at the annual meeting to serve until the 2027 annual meeting and until their successors have been duly elected and qualified. Shareholders have the right to cumulate votes in the election of directors (i.e. each shareholder may multiply the number of votes the shareholder is entitled to cast by the total number of directors to be elected and then may cast that number of votes for one candidate or distribute them among some or all candidates). By signing the proxy card, authority is given to the persons named as proxies to cumulate votes in their discretion. Shareholders, however, can withhold discretionary authority to cumulate votes on the proxy card or cumulate votes for any director by indicating so on the proxy card. If either Dr. Chen or Mr. Milzcik is unable to serve as director at the time of the election, the persons named as proxies in the proxy may vote the proxies for any other individual (or individuals, as applicable) as they may choose, unless the board of directors determines that no director should be elected at the annual meeting. The following table provides information concerning Dr. Chen and Mr. Milzcik, as well as the other directors of the Company and the executive officers of the Company. In addition to the information presented below regarding each director’s and director nominee’s specific experience, qualifications, attributes and skills that led the Company to conclude that he or she should serve as a director, we also believe that all of our directors, including Dr. Chen and Mr. Milzcik have significant leadership experience derived from their professional experience and have a reputation for integrity and honesty and adhere to high ethical standards. The process undertaken by the Company’s Nominating and Governance Committee in recommending qualified director candidates is described below under the header “Nominating and Governance Committee” on page 44. Unless otherwise specified, the directors have held the positions indicated (including directorships) for at least five years. Each person below has an address of c/o the Company at 23A Serangoon North Avenue 5, #01-01, Singapore 554369.

Name, Age and Occupation	Director Since	Term Expires
Directors Nominated for Re-Election
Fusen E. Chen (63)	2016	2023
Dr. Chen joined K&S as President and Chief Executive Officer effective October 31, 2016. He was also elected to the board of directors effective October 3, 2016. From 2013 until his resignation to join the Company, Dr. Chen served as President and CEO of Mattson Technology, a manufacturer and supplier of semiconductor equipment. From 2009 to 2012, Dr. Chen served as Executive Vice President, Semiconductor System Products at Novellus Systems, a manufacturer of semiconductor equipment used in the fabrication of integrated circuits. From 2005 to 2009, he served as Executive Vice President and Chief Technology Officer at Novellus Systems. From 2004 to 2005, he served as Senior Vice President, Asia Pacific Operations at Novellus Systems. From 1994 to 2004, Dr. Chen held various management positions at Applied Materials, a supplier of equipment and services to enable the manufacturer of semiconductor integrated circuits. Dr. Chen earned his Ph.D. degree in Materials Science and Engineering from the State University of New York and a B.S. degree in Materials Science and Engineering form Tsing Hua University (Hsinchu, Taiwan).
Director Qualifications:
In determining that Dr. Chen should serve as a director of the Company, the board of directors considered Dr. Chen’s record of achievement during his 30 year career in the semiconductor industry at all levels of management, culminating with his tenure as President and Chief Executive Officer of the Company.

Gregory F. Milzcik (63)	2013	2023
Mr. Milzcik was elected to the board of directors on October 7, 2013. From 1999 until his retirement in 2013, Mr. Milzcik was an executive of Barnes Group, Inc. (NYSE: B), an international aerospace and industrial manufacturer and service provider, serving a wide range of end markets and customers. Mr. Milzcik served as President and Chief Executive of Barnes Group from 2006 until 2013. During his tenure at Barnes Group he also served as Chief Operating Officer and President of its aerospace and industrial segments. Mr. Milzcik’s career has included executive, operations and technical positions at leading Aerospace and Industrial companies including Lockheed Martin, General Electric, Chromalloy Gas Turbine Corp. and AAR Corp. He currently serves on the Salvation Army National Advisory Board. Mr. Milzcik received a BS in Applied Science and Technology from Thomas Edison State College, and following the completion of graduate programs at Cambridge College and Harvard University earned a Doctorate from Case Western Reserve University, with research focusing on management systems in cyclical markets. Mr. Milzcik is a Certified Manufacturing Engineer through the Society of Manufacturing Engineers, and has an FAA Airframe and Power Plant License.
Director Qualifications:
In determining that Mr. Milzcik is qualified to serve as a director of the Company, the board of directors considered his experience as President and Chief Executive of Barnes Group, as well as in senior leadership roles at other companies. The board of directors also considered Mr. Milzcik’s experience and continuing education in corporate governance.

Name, Age and Occupation	Director Since	Term Expires
Continuing Directors
Peter T. Kong (72)	2014	2026
Mr. Kong was appointed to the board of directors on February 18, 2014 and has served as the Chairman of the Company since October 2020. Mr. Kong served as President, Global Components, of Arrow Electronics, Inc., a global provider of products, services and solutions to industrial and commercial users of electronic components and an enterprise computing solutions company, from 2009 until his retirement in 2013. From 2006 to 2009, Mr. Kong served as Corporate Vice President and President of Arrow Asia Pac Ltd. From 1998 to 2006, Mr. Kong served as President, Asia Pacific Operations, of Lear Corporation. He currently serves as a Board Leadership Fellow with the National Association of Corporate Directors (NACD). Mr. Kong holds a Bachelor of Science in Chemical Engineering from Washington State University, a Masters of Science in Chemical Engineering from the University of Wisconsin, Madison, and an MBA from the University of Toronto (Canada).
Director Qualifications:
In determining that Mr. Kong is qualified to serve as a director of the Company, the board of directors considered his experience as President, Global Components, of Arrow Electronics, Inc. and as President, Asia Pacific Operations, of Lear Corporation, as well as in senior leadership roles at other companies. Finally, the board of directors considered Mr. Kong’s continuing education in corporate governance and leadership with the NACD Technology Symposium in 2019.

Chin Hu Lim (64)	2011	2025
Mr. Lim was appointed to the board of directors on December 7, 2011. Mr. Lim was previously Chief Executive Officer of BT Frontline Pte Ltd., a subsidiary of British Telecommunications Plc that provides information technology services, from 2008 until his retirement in 2010. He previously served as Chief Executive Officer and as a director of Frontline Technologies Corporation Limited, a Singapore exchange listed company that provided IT services throughout Asia, from 2000 until 2008. Before that time, Mr. Lim was Managing Director of Sun Microsystems (now Oracle) Singapore in the 1990s and held various management positions with Hewlett-Packard South East Asia in the 1980s. He is a director of Singapore Exchange Ltd., G-Able (Thailand) Ltd., and Singapore Technologies Engineering Ltd. Mr. Lim is a Fellow of Singapore Institute of Directors. He formerly served as a Director of Keppel DC REIT, Telstra Ltd. and Citibank Singapore Ltd. Mr. Lim was awarded the Public Service Medal in 2022 by the President of Singapore for his contributions to public healthcare services. Mr. Lim holds a Bachelor of Science from La Trobe University (Australia) and a Diploma in Electrical and Electronics Engineering from Ngee Ann Polytechnic (Singapore).
Director Qualifications:
In determining that Mr. Lim is qualified to serve as a director of the Company, the board of directors considered Mr. Lim’s experience as Chief Executive Officer of BT Frontline Pte Ltd. and also of Frontline Technologies Corporation Limited and his 34 years of experience in information technology related businesses in the Asia Pacific region. The board of directors also considered Mr. Lim’s continuing education on corporate governance with the UCLA Director Education Certification Program in 2012, Singapore Institute of Director Annual Director’s Conference in 2013 to 2016, the INSEAD International Directors Program in 2014, and the NACD Technology Symposium in July 2018. Mr. Lim also attended the SID Annual Directors Conference 2021 and various director's training sessions on ESG and cybersecurity in Singapore in 2021.

Jon A. Olson (69)	2021	2026
Mr. Olson was appointed to the board of directors on March 5, 2021. He most recently served as Chief Financial Officer of Xilinx, Inc., where his responsibilities covered finance, IT, purchasing, and facilities from 2005 through his retirement in 2016. Prior to joining Xilinx, Mr. Olson spent over 25 years at Intel Corporation where, as Director of Finance, he was responsible for the finance function of all business units, factories and administrative support company-wide. Mr. Olson currently serves as Director on the Board of Advanced Micro Devices, Inc. (NASDAQ: AMD), and as Director and Audit Committee Chair of Rocket Lab USA, Inc (NASDAQ: RKLB). He previously served as Director and Audit Committee Chair of Mellanox Technologies, InvenSense, Inc. and Home Union, Inc., and as Director of Xilinx, Inc. Mr. Olson is also a Member of the Deans Advisory Council and was inducted into the Academy of Alumni Fellows of the Kelley School of Business, Indiana University. In 2010, Mr. Olson was recognized as CFO of the Year by Silicon Valley Business Journal. Mr. Olson holds a Bachelor of Science in Accounting from Indiana University and an MBA from Santa Clara University.

Director Qualifications:
In determining that Mr. Olson is qualified to serve as a director of the Company, the board of directors considered his experience as Chief Financial Officer of Xilinx, Inc., as well as 41 years of experience in senior financial positions at major technology companies. The board of directors also considered Mr. Olson’s experience on the boards of directors of other public companies.

David Jeffrey Richardson (58)	2020	2024
Mr. Richardson was appointed to the board of directors on May 29, 2020. Mr. Richardson has been a private investor and business development consultant since 2014. Mr. Richardson served as Executive Vice President and Chief Operating Officer of LSI Corporation from 2011 to 2014. Mr. Richardson previously served as Executive Vice President and General Manager, Semiconductor Solutions Group; Executive Vice President and General Manager, Networking and Storage Products Group; Executive Vice President and General Manager, Custom Solutions Group; and Executive Vice President Corporate Planning and Strategy over his nine-year tenure with LSI Corporation. Prior to these roles, Mr. Richardson was with Intel Corporation where he held several positions, including Vice President and General Manager, Servers Platform Group. Mr. Richardson currently serves on the boards of directors of Lattice Semiconductor Corporation (NASDAQ: LSCC), where he serves as Chairman of the Board, and Ambarella Inc (NASDAQ: AMBA). He previously served on the board of directors of Volterra Semiconductor Corporation (NASDAQ: VLTR) from 2011 to 2013. Mr. Richardson holds a Bachelor of Science in Electrical Engineering from the University of Colorado, Boulder.
Director Qualifications:
In determining that Mr. Richardson is qualified to serve as a director of the Company, the board of directors considered his experience as Executive Vice President and Chief Operating Officer of LSI Corporation, as well as in senior leadership roles at LSI Corporation and other companies. The board of directors also considered Mr. Richardon’s experience on the boards of directors of other public semiconductor and technology companies.

Mui Sung Yeo (64)	2012	2024
Ms. Yeo was appointed to the board of directors on October 1, 2012. Ms. Yeo has served as Managing Director of Omeyon Pte Ltd. in March 2016, a management consultancy service company. From 2010 to March 2016, Ms. Yeo served as Chief Campus Officer of MediaCorp Pte Ltd., Singapore’s national broadcaster and leading media company, and as its Chief Risk Officer and Chief Financial Officer from 2007 to 2014. Ms. Yeo previously served as the Executive Chairman of Singapore Media Academy, a learning center for media excellence from 2012 to 2016, as well as the Executive Chairman of MediaCorp Vizpro International, a live entertainment company partnering with international players on musical shows, concerts and exhibitions from 2013 - 2015. Ms. Yeo served as Chief Financial Officer and Group Vice President at United Test & Assembly Center Ltd. from October 1999 to September 2007. Earlier in her career she held positions at F&N Coca Cola, Baxter Healthcare, Archive and Texas Instruments. Ms. Yeo graduated magna cum laude with a Bachelor of Science in Business Administration, majoring in Accounting, from the University of San Francisco.
Director Qualifications:
In determining that Ms. Yeo is qualified to serve as a director of the Company, the board of directors considered her approximately 16 years of experience as a chief financial officer of large, publicly-traded, technology and media businesses. Ms. Yeo also has approximately 21 years of experience in the semiconductor industry. The board also considered Ms. Yeo’s continuing education in corporate governance with the Stanford Law School Directors’ College in 2014, continuing education for compensation committees with the Harvard Business School in 2015, and corporate governance with the NACD Technology Symposium in 2018.
Diversity
In evaluating potential candidates for membership of the board of directors, the Nominating and Corporate Governance Committee considers, among other things, independence, character, ability to exercise sound judgment, diversity of age, gender, race and ethnic background and professional experience. The board of directors believes in a governing style that emphasizes respect for diversity in perspective and includes individuals from diverse backgrounds. The board of directors believes that diversity is important because varied points of view contribute to a more effective, engaged board and better decision-making processes. Currently, the board of directors is comprised of individuals who bring valuable diversity. Their collective experience covers a wide range of professional, geographic and industry backgrounds. These directors range in age from 58 to 72. To further support our diversity goals, we continue to seek to identify candidates who would further enhance the diversity of our board of directors and intend to appoint new directors with diverse backgrounds. To that end, it is the policy of the board of directors that diverse candidates be included in any candidate pool from which new directors are selected.
The table below provides certain highlights of the composition of our board members and nominees. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Skills and Diversity Matrix (As of January 1, 2023)								
	Fusen Chen President & CEO	**Peter Kong** (Chairperson)	**Chin Hu Lim**	**Greg Milzcik**	**Jon Olson**	**David Jeffrey Richardson**	**Mui Sung Yeo**	**Current Gaps**
Skills and Knowledge								
Current public board and/or executive	■		■		■+1	■+2		
Public CEO experience	■		■	■		■		
Audit Committee financial expert *	■		■	■	■		■	
Investor engagement	■	■	■	■	■	■	■	
Industry / Markets Depth								
Semiconductors	■	■			■	■	■	
Broad technology		■	■	■		■	■	
Capital equipment	■			■			■	
Asia markets	■	■	■	■	■	■	■	
Functional Depth								
Sales / Marketing		■	■	■		■		
Engineering / Operations	■			■		■		
Finance / US GAAP					■		■	
M&A / Partnerships	■	■	■	■	■	■	■	
Tenure and Independence								
K&S Tenure (Years)	6	8	11	9	1	2	11	
Independence		■	■	■	■	■	■	
Demographics								
Age	63	72	64	63	69	58	64	
Gender Identity	M	M	M	M	M	M	F	
African American or Black								
Alaskan Native or Native American								
Asian	■	■	■				■	
Hispanic or Latino								
Native Hawaiian or Pacific Islander								
White				■	■	■		
Two or more races or ethnicities								
LGBTQ+								

* As defined by SOX section 407

Legend

- Considerable strength (3+)
- Knowledge covered (2)
- Gap (0 - 1)

Executive Officers (other than Dr. Chen)
Chan Pin Chong (54), Executive Vice President & GM, K&S Products & Solutions
Mr. Chong was appointed Vice President, Wedge Bonder in February 2014, and promoted to Executive Vice President & GM, K&S Products & Solutions in December of 2019 as part of an organizational realignment placing all capital equipment business units, including the Ball Bonder, Wedge Bonder, Advanced Packaging, Electronics Assembly/APMR and Lithography business units, under his responsibility. Prior to joining the Company, Mr. Chong was the Chief Executive Officer of Everett Charles Technologies, a semiconductor manufacturing company, from 2010 to 2014. Prior to Everett Charles Technology, Mr. Chong was the Vice President of Sales and General Country Manager for Singapore at Form Factor from 2007 to 2010, General Manager for Beijing and Shanghai and Senior Technical Director, Singapore and Milpitas at KLA-Tencor from 2005 to 2007 and 1999 to 2005 respectively. Mr. Chong also held various technical, management, and engineering roles at Flextronics Singapore and Motorola Inc. Mr. Chong received his Bachelor of Science degrees in Computer Science and Electrical and Electronics from the State University of New York, Buffalo, and also holds an MBA degree from Leicester University. Since Mr. Chong’s hire in 2014, his responsibilities have expanded to include our Electronics Assembly and Advanced Packaging - Hybrid business lines. Mr. Chong was promoted to Senior Vice President in December 2016 in recognition of his contribution to growth in the Wedge Bond business and his expanded responsibility for the Electronics Assembly and Advanced Packaging - Hybrid business units.

Robert Chylak (64), Senior Vice President, Central Engineering and Chief Technology Officer
Mr. Chylak joined the Company in September 1980. Mr. Chylak was appointed an Executive Officer in October 2021 and promoted to Senior Vice President, Central Engineering and Chief Technology Officer effective January 2022. Mr. Chylak was Vice President, Central Engineering and Chief Technology Officer from December 2019 to December 2021. Mr. Chylak previously served as Vice President, Global R&D Engineering from July 2018 to December 2019 and prior to that Mr. Chylak served in progressively larger roles through Global Process Engineering since 2006. Mr. Chylak received his Bachelor of Science, Electrical Engineering and Master of Science, Electrical Engineering from Pennsylvania State University in 1980 and 1984 respectively.

Stephen Ray Drake (54), Vice President, Legal Affairs and General Counsel and Corporate Secretary
Mr. Drake was appointed Vice President, Legal Affairs and General Counsel in March 2020. Prior to joining the Company, Mr. Drake served as Senior Director of Legal for Global Operations, and held certain other positions, at Micron Technology from 2008 to 2020. Prior to Micron Technology, Mr. Drake had been in private practice in the United States for 12 years. Mr. Drake obtained his Juris Doctorate degree from Willamette University College of Law and his Bachelor of Arts degree from the College of Idaho.

Lester Wong (56), Executive Vice President, Chief Financial Officer
Mr. Wong joined the Company in September 2011 as Senior Vice President, Legal Affairs and General Counsel and assumed the role of interim Chief Financial Officer and interim Principal Accounting Officer effective November 28, 2017. Mr. Wong was appointed Chief Financial Officer on December 20, 2018, and was promoted to Executive Vice President, from Senior Vice President, on January 1, 2022. Prior to joining the Company, Mr. Wong was General Counsel at GigaMedia Limited, a U.S. listed major provider of online entertainment software, from May 2008 to August 2011. He previously served as Senior Legal Counsel at CDC Corporation, a U.S. listed software and media company, from June 2003 to November 2007, and as an executive with Cowen Latitude Asia, the wholly owned subsidiary of Cowen Group, a diversified financial services company, from April 2001 to June 2003. Mr. Wong obtained a Bachelor’s Degree from Western University in Ontario, Canada and a Juris Doctor (J.D.) from the University of British Columbia in Canada. He was admitted to the Law Society of Upper Canada (Ontario) in 1993, Law Society of British Columbia in 1993 and Law Society of Hong Kong in 1997.

Nelson Wong (62), Senior Vice President, Global Sales & Supply Chain
Mr. Wong joined the Company in 1997 and served as Vice President, Ball Bonder Business Unit since 2011 and was responsible for leading the Ball Bonder and Support Services Business Unit. Mr. Wong was promoted to Senior Vice President in October 2017 in recognition of his leadership of the Ball Bonder Business Unit in maintaining market share of existing market segments and execution of strategies to gain market share in other market segments. Mr. Wong assumed leadership of the Global Sales function in November 2019 and assumed responsibilities for the global supply chain function in November, 2021. He previously served as Director of Marketing - Ball Bonder from 2000 to 2006 and Application Manager from 1997 to 2006. Mr. Wong holds a Masters of Business Administration and a degree in Physics from the National University of Singapore.

Vote Required
The election of directors requires a plurality of the votes cast “FOR” each nominee. Votes to “WITHHOLD” and broker non-votes will have no effect on the election of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF
DR. FUSEN E. CHEN AND MR. GREGORY F. MILZCIK AS DIRECTORS
TO SERVE UNTIL THE 2027 ANNUAL MEETING OF SHAREHOLDERS

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023. The ratification of the appointment of the independent registered public accounting firm by the shareholders is not required by law or by the Company’s By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. If a majority of the votes cast on this matter are not cast in favor of the appointment of PwC, the Audit Committee will reconsider its appointment. See “Audit and Related Fees” on page 51.
Representatives of PwC are expected to be present at the annual meeting to make a statement if they so desire and will be available to respond to any appropriate questions.

Vote Required
The approval of this proposal requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will have no effect on this proposal. However, we expect there will be no broker non-votes on this proposal because brokers have discretionary voting authority with respect to this proposal.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM 3 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the Company to provide our shareholders with the opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in the “Compensation Discussion & Analysis” and the accompanying tabular and narrative disclosures. This vote is intended to assess our overall executive compensation program rather than focus on any specific item of compensation. At the annual meeting of shareholders in 2022, the Company’s shareholders, excluding abstentions and broker non-votes, approved the compensation of our named executive officers as disclosed in the proxy statement by 95%. Previously, at the 2017 annual meeting of shareholders, the Company’s shareholders voted on an advisory basis in favor of holding annual advisory votes on the Company’s executive compensation. Following that vote, the board of directors determined that the advisory vote on the Company’s executive compensation should be held annually. Accordingly, the board of directors asks that at the annual meeting of shareholders in 2023 you approve the compensation of our named executive officers for fiscal 2022.
The Management Development and Compensation Committee (the “Committee”) and the board of directors value the opinion of our shareholders and will take into account the outcome of the vote when considering future executive compensation matters. Because this vote is advisory, however, it is not binding on the board of directors or the Committee and will not directly affect or otherwise limit any existing compensation or award arrangements of any of our named executive officers.
The Company’s balanced compensation culture and focus on pay-for-performance are illustrated by the amounts and types of compensation paid to our executives. We invite you to consider the details provided in the “Compensation Discussion & Analysis” (beginning on page 13), as well as the accompanying tabular and narrative disclosure. We are asking our shareholders to indicate their support for the compensation of our named executive officers by voting “FOR” the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, in the “Compensation Discussion & Analysis” and the related compensation tables and narrative discussion included in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders.”

Vote Required

The approval of this proposal requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will have no effect on this proposal. As noted above, the vote is advisory, which means that the vote is not binding on the Company, the board of directors or the Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL
APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

ITEM 4 - ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Act requires the Company to provide our shareholders with the opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in the “Compensation Discussion & Analysis” (beginning on page 13) and the accompanying tabular and narrative disclosures. We are also required every six years to provide our shareholders with the opportunity to vote, on an advisory (non-binding) basis, whether to hold the advisory vote on executive compensation every one, two, or three years. Previously, at the 2017 annual meeting of shareholders, the shareholders voted on an advisory basis in favor of holding annual advisory votes on the Company's executive compensation. Following that vote, the board of directors determined that the advisory vote on the Company's executive compensation should be held annually. Although this vote is non-binding, our board of directors values the views of our shareholders and will review the voting results.

Vote Required

The approval of this proposal requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will have no effect on this proposal. As noted above, the vote is advisory, which means that the vote is not binding on the Company, the board of directors or the Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS ON AN ANNUAL BASIS.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion & Analysis
Introduction
The purpose of the Compensation Discussion & Analysis (“CD&A”) section of our proxy statement is to describe to shareholders how and why compensation decisions are made for our named executive officers. For fiscal 2022, the Company’s named executive officers discussed in this CD&A are:

Fusen Chen	President & Chief Executive Officer
Lester Wong	Executive Vice President, Chief Financial Officer
Chan Pin Chong	Executive Vice President & GM, K&S Products & Solutions
Robert Chylak	Senior Vice President, Central Engineering and Chief Technology Officer
Nelson Wong	Senior Vice President, Global Sales & Supply Chain

Collectively, we refer to these individuals in this proxy statement as our “named executive officers.”
The Company
We design, manufacture and sell capital equipment and tools used to assemble semiconductor devices, including integrated circuits ("ICs"), high and low powered discrete devices, light-emitting diodes ("LEDs"), and power modules, supporting the global automotive, consumer, communications, computing, and industrial segments. We also service, maintain, repair and upgrade our equipment, and sell consumable aftermarket tools for our and our peer companies' equipment. Our customers primarily consist of semiconductor device manufacturers, integrated device manufacturers ("IDMs"), outsourced semiconductor assembly and test providers ("OSATs"), other electronics manufacturers and automotive electronics suppliers.
We are incorporated in Pennsylvania and listed on Nasdaq. Our principal offices are located at 23A Serangoon North Avenue 5, #01-01, Singapore 554369 and 1005 Virginia Drive, Fort Washington, PA 19034. Today, all but one of our named executive officers are employed in Singapore, and their compensation is determined and denominated in Singapore dollars, except for the CEO and CTO who are paid in U.S. dollars.
The Company is subject to the rules and regulations of the SEC, which, among other things, require that the compensation narrative and tabular disclosure included in this proxy statement show amounts in U.S. dollars. Because the compensation of most of our named executive officers is delivered in Singapore dollars, our U.S. dollar reporting of compensation reflects year-to-year changes due to foreign currency fluctuations, even when compensation levels as denominated in local currency may not have changed. As an aid to understanding these foreign currency fluctuations, we have provided a narrative discussion, as well as a chart showing Singapore dollar compensation, under the heading “Foreign Currency Considerations.” Neither the Management Development and Compensation Committee of the Company’s board of directors (referred to as the “Committee”) nor the CEO or CTO have any control over the currency exchange rate fluctuations between U.S. dollars and Singapore dollars.

Fiscal 2022 Business Highlights

Throughout fiscal 2022, we continued to fundamentally enhance our long-term prospects while generating $1,503.6 million of revenue, $7.09 of diluted EPS, and returning $322.2 million to shareholders through our share repurchase and dividend programs. Despite the dynamic macro-economic and challenging supply-chain environments we persisted to support our customers through a rapid period of industry expansion, while we broadened our market reach and strategically executed several secular opportunities.

During the first fiscal quarter, we sustained peak levels of production output to satisfy customer demand during one of the most aggressive periods of industry expansion on record. Global supply-chain issues related to port closures, regional COVID-19 related lockdowns and various component shortages created additional challenges, although our operational teams maintained a flexible, proactive approach to support our customers through this unprecedented growth period.

In addition to demonstrating operational excellence, we continued our proven market expansion strategy by developing new partnerships and acquisition prospects while aggressively developing innovative solutions aligned with long-term, secular technology change. This ongoing strategic approach has allowed us to grow our market access by 51% since 2018. Currently, a $4.7 billion served market provides new share gain potential and additional market access which enhances our ability to enable meaningful technology transitions occurring within semiconductor, automotive and advanced display.

Fundamental change within the semiconductor industry is increasing the value of the assembly process, demanding new and more capital-intensive advanced-packaging approaches for both leading-edge computing and also high-volume consumer-based applications. During fiscal 2022, approximately 40% of our capital equipment supported these trends. Additionally, our thermo-compression portfolio – currently utilized in emerging silicon photonics, mobile and advanced logic applications – increased by nearly five times compared to fiscal 2021.

The automotive market continues to develop and expand its electrification and autonomous applications, providing a long-term, high-growth end market for our market-leading wire, wedge and electronics assembly solutions which support emerging power control, power distribution and power storage needs. Recent advancements in compound semiconductor applications have also extended the demand for our solutions.

In respect of the advanced display markets, our opportunity is also expanding. Emerging advanced backlighting and direct-emissive technologies require a new set of assembly solutions. Our leading PIXALUXTM system has provided initial access into this high-growth market, and over the past year, we have shipped several new systems, which provide higher throughput and additional capabilities to support this significant market transition.

Overall, our growing business prospects, performance-oriented culture and additional market access provide a strong foundation for long-term growth and value creation.

Compensation Program Overview
Pay-for-Performance
Our compensation programs are based on the fundamental principle of pay-for-performance, where we deliver differentiated pay based on performance. Since fiscal 2018, the Company has used four metrics to align pay for performance: Net Income (“NI”), Operating Margin (“OM”), relative Total Shareholder Return (“rTSR”), and Organic Revenue Growth. For our cash-based Incentive Compensation Plan (the “ICP”) in fiscal 2022, the Committee measured performance using NI (with a fiscal 2022 target of $318.6 million versus the fiscal 2021 target of $63.6 million) and OM (with a fiscal 2022 target of 25.5% versus the fiscal 2021 target of 9.7%), weighted equally. Targets were set at the beginning of the fiscal year after reviewing industry performance data, macro industry economic factors relative to our annual operating plan, and projected market conditions. Based on these factors, targets may be set higher or lower than previous years' target or actual performance to reflect the cyclical nature of our business. When we achieve superior NI and OM results, maximum payouts can be earned. Specifically, achievements of NI of $621.3 million (195% of target) and OM of 49.7% (195% of target) would have earned a maximum 200% of target payout under the ICP.
rTSR, which captures growth and shareholder value created over a three-year period, is used for performance-based equity awards (“PSUs”). The Committee believes that relative performance measures will mitigate macroeconomic effects (both positive and negative) on vesting, which are beyond the executives’ control. The Committee has adopted this program for three primary reasons:
•First, the Committee seeks to align long-term incentive value for its executives with value created for shareholders, and the Committee believes that total shareholder return relative to an index of companies in the same industry as the Company provides a good measurement to provide this alignment.
•Second, vesting is tied to performance relative to shareholder return achieved by an index of similar investments, rather than performance against an absolute metric established based on internal forecasts.

•Third, both the Company’s total shareholder return and the total shareholder return of the companies in our comparator groups are transparent to shareholders and Company employees and make clear the Company’s link between pay and shareholder value creation. The comparator group we use is the GICS (45301020) Semiconductor Index (“GICS Index”). The GICS Index consists of companies in the same general industry classification system code as the Company. For actual performance measurement, those companies in the GICS Index traded on the “Pink Sheets LLC Exchange” are excluded from the computation as those companies have extremely low market capitalization and their share prices are extremely volatile, which can interfere with, and possibly mask, their actual TSR. The measurement comparator group consists of approximately 60 companies.
In addition to rTSR, a portion of our PSUs are based on an Organic Revenue Growth metric, which measures annual growth averaged over a three-year performance period. Any merger and acquisition activity will be considered organic after four complete quarters in the baseline. In addition to organic growth, we also compare our growth against two named direct competitors, and allow for some level of payout (up to 50% of target) if we outperform one or both of our defined direct competitors when the organic growth metric is not achieved.
Since fiscal 2018, 75% of PSUs granted are based on the rTSR metric, and 25% of PSUs granted are based on the Organic Revenue Growth metric.
Total Shareholder Return
Shown below is the Company’s most recent three-year rTSR performance cycle compared to the GICS Index and the associated payout as a percent of target for the performance-based portion of our equity compensation. The GICS Index was the comparator group for performance-based equity during this performance cycle. Because we set our targets at market median levels, our payout is aligned with shareholders, and our equity program delivers less than median compensation for below median performance. For the performance cycle ending in fiscal 2022, our rTSR fell at the 69th percentile, resulting in a payout of 138% of target. In the prior two performance cycles, our rTSR fell at the 73rd percentile and 47th percentile, respectively, resulting in payouts of 146% of target and 95% of target, respectively.

Performance Cycles	K&S Actual 3-Year TSR results	Percentile Ranking of K&S Actual 3-Year TSR results Relative to the GICS Index	Payout as a Percent of Target
FY2018 through FY2020	24%	47%	95%
FY2019 through FY2021	154%	73%	146%
FY2020 through FY2022	112%	69%	138%
Organic Revenue Growth
Shown below is the Company’s Organic Revenue Growth performance. Average organic growth of 5% for the three-year performance cycle would result in a target payout, while growth greater than or equal to 10% would result in a maximum payout of 200%. With the strong performance in fiscal 2022, our three-year average growth was 53% for the fiscal 2020 through fiscal 2022 cycle, resulting in the maximum payout of 200%.

Performance Cycle	K&S 3-Year Average Revenue Growth	Number of Outperformance Periods (maximum of 6) Against Direct Competitors (paid at 1/12 of target per outperformance period)	Payout as a Percent of Target
FY2018 through FY2020	(5)%	2	17%
FY2019 through FY2021	40%	4	200%
FY2020 through FY2022	53%	4	200%

Performance-Based Cash and Equity Compensation
The Company’s compensation program has three core elements: base salary, annual performance-based cash incentive compensation under the ICP and equity incentives under the Company’s 2017 Equity Plan and, following its adoption in 2021, the 2021 Omnibus Incentive Plan. Cash incentive compensation under the ICP is determined by performance against NI and OM targets. As noted above, the vesting of performance-based equity is tied to two metrics: rTSR as compared to the GICS Index and an organic revenue growth metric. In general, a significant portion (75% for the CEO and CFO and 50% for other executives) of the equity compensation awarded to our executives under the 2017 Equity Plan and the 2021 Omnibus Incentive Plan is performance-based.

The percentages above were calculated using base salary, annual cash incentives, grant date fair value of equity awards, discretionary bonuses, and all other compensation as reported in the “Summary Compensation Table.”
Say-On-Pay Feedback from Shareholders
Although the say-on-pay voting is non-binding, the Committee and the board of directors value the opinion of our shareholders and carefully consider the outcome of the vote in their subsequent executive compensation decision-making.
At the 2022 annual meeting of shareholders, the say-on-pay result was 95% approval, largely comparable to the 99.1% approval at the 2021 annual meeting. We believe that our efforts to actively address any issues raised by our shareholders, and our continued focus on demonstrating strong linkage between pay and performance of our compensation programs were responsible for the strong support on say-on-pay.
We believe in continued active shareholder engagement, soliciting and responding to feedback about our compensation programs to better understand our shareholders’ concerns and the issues on which they are focused. We will continue to ensure that we engage with shareholders as appropriate in the future.
Goals and Objectives of the Compensation Program
The Committee structures the executive compensation program to reward executives for performance, to build and retain a team of tenured, seasoned executives by maintaining competitive levels of compensation and to invest in our executives, and in the long-term success of the Company and its shareholders. By adhering to these goals, we believe that the application of our compensation program has resulted in executive compensation decisions that are appropriate and that have benefited the Company and its shareholders over time.

The Committee evaluates our compensation programs annually to ensure that they remain aligned with the goals of the Company and our shareholders, that compensation opportunities provided to key executives are competitive with those available to similarly situated executives in our industry and geographic regions, and that compensation opportunities are motivating executives to take appropriate actions to create shareholder value. The Committee seeks to foster a performance-oriented environment by making a significant portion of each executive’s cash and equity compensation conditioned on the achievement of performance targets that the Committee believes drive shareholder value creation. For fiscal 2022, these performance targets included NI, OM, rTSR, and organic revenue growth.
Key Compensation Practices
The following table summarizes the key practices that we followed for fiscal 2022 within our total direct compensation program and also those practices we do not follow:

What We Do	What We Don’t Do
Align target compensation to median levels with our Compensation Peer Group	No stock options and no repricing of underwater options
Tie realized pay to performance by setting clear financial goals for the Company, business units, and individuals	No excise tax gross-ups on change in control provisions, as well as no excessive severance payouts
A majority of the pay of our named executive officers is at risk and performance contingent. Base salaries of the Company’s named executive officers range from 25% to 32% of total targeted direct compensation in fiscal 2022
No excessive perquisites
Majority of equity grant for CEO and CFO is performance contingent, based on 3-year TSR relative to the GICS Index and organic revenue growth metric	No supplemental executive retirement plans that provide extra benefits to executive officers
Have clawback provisions to mitigate risk	No compensation programs that encourage risk-taking that is likely to pose a material adverse impact on the Company
Compensation Peer Group reviewed annually to ensure appropriate benchmarking of compensation	No loans, or purchases of Company securities on margin
Share ownership guidelines (including mandatory holding requirements if necessary) for executive officers and directors	Executives and directors may not engage in hedging transactions with respect to Company equity, nor pledge or use as collateral Company equity to secure personal loans
Double trigger change-in-control provisions for both cash and equity awards
Roles of the Committee and Management in Compensation Decisions
The Committee is responsible for establishing our compensation policies, setting base salaries for officers, and reviewing and approving our cash incentive compensation plans and equity compensation plans for all eligible employees. In fiscal 2022 the Committee consisted of four independent members of the board of directors, namely, Committee Chair Mui Sung Yeo, Mr. Peter T. Kong, Mr. Chin Hu Lim, and Mr. D. Jeffrey Richardson. The Committee establishes the named executive officers’ compensation and, on an annual basis, reviews the performance of each named executive officer (other than the CEO whose performance is reviewed by the board of directors). The Committee reviews and approves all newly hired executive employment arrangements, executive severance arrangements, change of control agreements and inducement grants to new executive officers. The Committee annually reviews our performance metrics under the Incentive Compensation Plan and performance-based equity compensation relative to the market to ensure that they are competitive and support the strategic goals of the Company. The Committee also recommends to the full board of directors the amount and form of compensation to be paid to directors for serving on the board of directors and its committees. The Committee meets at least quarterly, and all decisions of the Committee must be approved by a majority of its members.

The Committee consults with the CEO, the Vice President of Global Human Resources, and members of the Company’s compensation staff (“Management”), on executive compensation matters. Each year, Management recommends to the Committee base salary levels and target levels for cash incentive payments and equity compensation for each named executive officer (other than the CEO) and other direct reports of the CEO. These recommendations are based upon Management’s assessments of individual performance, the individual’s potential to contribute to the Company’s success in the future, and by reference to benchmarking using the peer group and survey data discussed below. The CEO may also recommend to the Committee promotion and/or retention grants during the year for key executive employees. Additionally, the CEO and Chief Financial Officer calculate and recommend incentive compensation targets to the Committee annually. These targets provide the basis for cash incentive payments made under the ICP.
The Committee also develops recommendations to the board of directors for the compensation opportunity of the CEO, using generally the same factors as it does for the other named executive officers as discussed below.
The Committee uses industry and peer group survey data to help in its allocation between short-term and long-term compensation and between cash and equity compensation. The Committee also has discretion in the granting of cash incentive awards and performance-based awards and can accelerate the “vesting” of certain awards to named executive officers. Historically, the Committee has exercised this discretion only in extraordinary circumstance. In fiscal 2022, all awards granted under the 2021 Omnibus Incentive Plan and previously granted under the 2017 Equity Plan vested, if at all, in accordance with the applicable performance period or vesting schedule and in accordance with the terms of the applicable grant award agreements.
Compensation Consultant
The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. The Committee has engaged FW Cook since May of 2017 as its independent advisor after review and assessment of qualifications of consulting firms identified by Management based on technology sector expertise, international experience, and experience with advising compensation committees. Management had no role in the decision of selecting FW Cook as the Committee’s advisor, except for identifying various consulting firms for the Committee to review. Taking into consideration the applicable factors affecting the independence of such advisors that are required by SEC and Nasdaq rules, the Committee determined that the work of FW Cook and the individual compensation advisors employed by FW Cook who provided services to the Committee have not created any conflict of interest. In fiscal 2022, the Committee worked with FW Cook for peer group selection, executive compensation benchmarking, compensation risk assessment, and counsel on compensation trends and issues. The Committee also regularly consults FW Cook on individual employment and compensation issues. The Committee independently engaged with and approved all of the services provided by FW Cook.
Design of the Compensation Program
Our executive compensation program has two principal components:
•establishing a targeted total direct compensation (“TDC”) (base salary, target bonus and grant date equity value amount) for each named executive officer that is competitive within the Company’s industry and the named executive officer’s geographic location; and
•establishing for each individual named executive officer an appropriate mix of base salary and performance-based cash and equity incentive compensation.
Total Direct Compensation
The targeted TDC amount for each named executive officer (other than the CEO) is established by the Committee based on a number of individual factors, including performance, level of responsibility within the Company, experience, potential to contribute to the Company’s future success in the executive’s current role or in an expanded role, and pay levels for similar positions, with the objective that the TDC targets are, on average, consistent with median TDC levels as reflected in peer data and industry surveys.

The Committee adopted an approach proposed by FW Cook to establish market benchmarks for our executives. Step one was to determine the U.S. Market Compensation by benchmarking against the Compensation Peer Group (described below) for primarily our CEO, CFO, and EVP, Products & Solutions and survey data from the Radford Global Technology Survey of U.S. companies with annual revenues size-adjusted to the Company's corporate (or relevant business unit) revenue scope for the remainder of the executive team. Step two was to determine the relationship of Asia-Pacific relative to U.S. compensation levels, by establishing an Asia-Pacific peer group (described below) to determine the discount to be applied to the U.S. data. Separate discounts were established for annual cash compensation and long-term incentive compensation in order to account for differences in market levels among each element of compensation. We intend to refresh the Asia-Pacific peer group every three years. Step three was to compare internal compensation to the adjusted market levels.
The Committee believes this methodology provides a consistent, empirical basis for benchmarking our Singapore based executives and aids its decision making in executive compensation matters.
As benchmarked using the methodology described above, named executive officers’ TDC generally fell within +/-15% of the market median based on the 2022 analysis and the Committee only considered exceeding +15% of the market median in extraordinary circumstances. No named executive officer had TDC in excess of the 75th percentile.
Peer Group Companies and Comparison Data
Each year, the Committee analyzes whether it is using the most appropriate compensation peer group and market data, based on a number of factors, including the size of the Company in terms of revenues, market capitalization, similarity of industry, and the availability of such data.
Although the Company is Asia-based and is predominantly staffed with executives who have been based in Asia for many years, our peer and survey companies are principally U.S.-based. This is because most non-U.S.-listed companies are not required to disclose the same level of compensation data as is required of U.S. public companies. Therefore, the Committee considers benchmarking against peer companies in the U.S. to be a necessary point of reference, subject to appropriate adjustments to reflect differences between Asia and U.S. executive compensation practices, as described above, in determining whether the total targeted compensation opportunity offered by the Company is competitive in the marketplace for its executives. As a result, the Compensation Peer Group consists of U.S. public companies.
In consultation with FW Cook, the Committee selected the following peer group of 21 technology companies (collectively, the “Compensation Peer Group”) to be used for fiscal 2022 compensation benchmarking:

Advanced Energy Industries, Inc.	MKS Instruments, Inc.
Axcelis Technologies, Inc.	Monolithic Power Systems, Inc.
Brooks Automation, Inc. *	OSI Systems, Inc.
Cabot Microelectronics	Power Integrations
Cirrus Logic Inc.	SMART Global Holdings
Cohu, Inc.	Semtech Corporation
Cree, Inc. (now Wolfspeed, Inc.)	Silicon Laboratories, Inc.
Diodes Incorporated	Synaptics Incorporated
Entegris	Ultra Clean Holdings, Inc.
FormFactor Inc.	Veeco Instruments, Inc.
MACOM Technology Solutions
*Brooks Automation, Inc. underwent a corporate reorganization and the semiconductor automation business and the Brooks Automation, Inc. business and brand will transition to the ownership of Thomas H. Lee Partners.
The Compensation Peer Group was selected primarily because the companies were U.S.-based technology companies in the same or similar industries as K&S that were similar to us in complexity and size (measured by revenue and market capitalization), and because the Committee concluded that the Compensation Peer Group companies were representative of likely competitors with the Company for executive talent. In addition, the peer group was compared to the peer groups independently established and utilized by certain of our institutional shareholders and their advisors. The Compensation Peer Group resulting from our fiscal 2022 review was altered from the fiscal 2021 review by the removal of two companies due to relative revenue and market capitalization misalignment: Inphi Corporation and Photronics Inc. Three companies were added that reflected similar size and complexity features: Entegris, MKS Instruments, Inc., and SMART Global Holdings. The Company’s trailing twelve months revenues were at the 26th percentile of the Compensation Peer Group at the time it was approved.

Given the variability in our revenues from year-to-year, we also assessed our relative positioning on a two-year average basis, where our revenues were at the 52nd percentile of the Compensation Peer Group at the time it was approved.
The Committee’s analysis with respect to executive compensation decisions is supplemented by broader U.S. technology industry data. In fiscal 2022, the Committee considered the Radford Global Technology Survey with data scaled to our revenue size. The Committee does not select or have any influence over the companies that participated in these surveys and is not aware of the identities of any of the component companies that are included in the surveys.
As described above, we also established an Asia-Pacific peer group to analyze the pay differences between the U.S. and Asia-Pacific. The screening process for the development of the Asia-Pacific peer group was similar to the process for the Compensation Peer Group. Preference was also given to companies listed on the Singapore and Hong Kong exchanges (over those in China, Taiwan, Korea, and Japan) due to greater comparability and pay disclosure practices. Based on the criteria described above, the following list of 21 companies were selected as our Asia-Pacific Peer Group:

ASM Pacific Technology Limited	Ninestar Corporation
Chipbond Technology Corporation	Novatek Microelectronics Corporation
ChipMOS Technologies Inc.	Pax Global Technology Ltd.
Chroma ATE Inc.	Powertech Technology Inc.
Digital China Holdings Ltd.	Realtek Semiconductor Corporation
FIT Hong Teng, Ltd	Truly Semiconductors Ltd.
Shanghai Fudan Microelectronics Group Co., Ltd.	Venture Corporation Ltd.
GCL-Poly Energy Holdings Limited	VTech Holdings Limited
HI-P International Limited	Yangtze Optical Fibre and Cable Joint Stock Limited Company
Hua Hong Semiconductor Limited	Yestar International Holdings Company Limited
JCET Group Co., Ltd.

Elements of Compensation
An executive’s targeted TDC in fiscal 2022 was generally comprised of the following elements. We target market median for each of the compensation elements and typically consider +/- 15% of market median to be a market competitive range as we make compensation decisions.

Element	Description	Objective
Base salary	Fixed cash salary reflecting executive’s roles and responsibilities.	Provide basic level of compensation and stable source of income; and
Recruit and retain executives.

Cash incentive plan	Rewards business performance; based on Net Income and Operating Margin and funded only if the Company exceeds threshold Net Income and Operating Margin for the year.	Align executive compensation with Company financial performance.

Equity incentive awards	Performance-based awards based on the Company’s ranking of rTSR relative to the GICS Index over a defined period and organic revenue growth; and	Align management’s interests with shareholders’ interests; Promote long-term strategic and financial goals;
	Time-based awards vesting over a defined period.	Recruit new executives; and
Retain executives through stock price value and appreciation.
The Committee selected these elements because it believes each is a necessary compensation element to help drive the achievement of the objectives of its executive compensation program: motivating executives to achieve both short-term and long-term goals to create shareholder value while considering prudent risk taking; aligning the executives’ and shareholders’ interests; and attracting and retaining high-performance executives. In setting compensation levels for each named executive officer, the Committee considered each element of compensation, the compensation package as a whole and the executive’s achievements and expected future contributions to the business, in light of available peer group and other data.
Base Salaries
The Committee believes that it must provide a competitive level of base salary in order to attract and retain its executives. In determining base salaries, the Committee considers a number of factors, including the executive’s roles and responsibilities, the performance of the executive’s business segment or functional group, and the executive’s individual performance, experience, employment location, and potential for driving the Company’s success in the future. The Committee also considers the median base salaries in the Compensation Peer Group and survey data discussed above for comparable positions and experience. The Committee also considers local salary progressions and their relationship to the salary progressions derived from available market data from U.S. public companies. Except for the CEO and CTO who are paid in U.S. dollars, each of the named executive officers is paid, and has his or her compensation values managed by the Committee, in Singapore dollars.
Effective January 1, 2022, the Board approved a base salary increase of 5.8% for Dr. Chen, and a base salary increase for Mr. Lester Wong of 10.0% (inclusive of promotional increase from Senior Vice President & CFO to Executive Vice President & CFO), a base salary increase for Mr. Chong of 5.0%, a base salary increase for Mr. Chylak of 8.0% (inclusive of promotional increase from Vice President, Central Engineering & CTO to Senior Vice President & CTO, Central Engineering), and a base salary increase of 9.0% for Mr. Nelson Wong (inclusive of a market adjustment in recognition of his expanded responsibilities for the Global Supply Chain function).
Cash Incentive Plan
Overview
The Company’s cash incentive program, the Incentive Compensation Plan (“ICP”), is designed to align executive pay with financial performance. The CEO and all other ICP participants were eligible to receive an annual payment under the ICP based on fiscal 2022 financial results. The targets and funding scales for fiscal 2022 were set based on the Company’s achievement against our annual operating plan. The Committee rigorously reviews our annual operating plan and takes into account all relevant factors including market conditions and industry outlook as part of overall target setting.

The Committee believes that the higher the executive’s level of responsibility and influence within the Company, the greater the percentage of the executive’s total target cash compensation that should be performance-based. These target percentages are generally set by the Committee based on its assessment of market median target incentive percentages within the Compensation Peer Group and industry surveys for each named executive officer’s role and may change based on market trends. Based on the market data assessment, the annual cash incentive target for each executive below increased by 5%.
For fiscal 2022, the target annual cash incentive percentages were as follows:

Executive	Target Annual Cash Incentive as a % of Base Salary
Dr. Fusen Chen	115%
Mr. Lester Wong	75%
Mr. Chan Pin Chong	70%
Mr. Robert Chylak	55%
Mr. Nelson Wong	70%
Fiscal 2022 Performance Goals
Under the fiscal 2022 ICP for our named executive officers, the annual incentive pool was established based on actual Net Income (“NI”) and Operating Margin (“OM”) performance against targets. NI and OM were selected as performance metrics because the Committee believes that these metrics are closely correlated with shareholder value creation.
Targets are set based on projected overall market conditions, among other factors, and may be higher or lower than previous years' targets or actual performance. The funding of the incentive pools based on Company Net Income and Operating Margin performance used the following funding scales, which are relatively wide to reflect the cyclical nature of our business:
FY2022 - Corporate Net Income Funding Scale*

	NI (in Millions)	ICP Funding %
Maximum	621.3	200%
	545.6	175%
	469.9	150%
	394.3	125%
Target	318.6	100%
	244.3	75%
	169.9	50%
Threshold	95.6	25%

*Net Income results are weighted 50% of overall Corporate Performance Measure. Interpolation is applied between each of the discrete points in the scale.

FY2022 - Corporate Operating Margin Funding Scale*

	OM%	ICP Funding %
Maximum	49.7%	200%
	43.7%	175%
	37.6%	150%
	31.5%	125%
Target	25.5%	100%
	19.5%	75%
	13.6%	50%
Threshold	7.7%	25%

*Operating Margin results are weighted at 50% of the overall Corporate Financial Performance Measure. Interpolation is applied between each of the discrete points in the scale.
For purposes of the FY2022 ICP calculation, Net Income results were $433.5 million and Operating Margin results were 31.3%, which resulted in a total payout of 130.1%. Net Income and Operating Margin results used in the calculations of the annual incentive payments to named executive officers under the ICP exclude the effects of one-time extraordinary items (both positive and negative) as we believe this better reflects the performance of the business for purposes of determining incentive compensation. For fiscal 2022, there were no one-time adjustments made.
Long-Term Equity Incentive Compensation
Overview
The Committee believes that our equity incentive program appropriately aligns management’s interests with shareholders’ long-term interests because the value of the awards is tied to stock price appreciation and, in the case of performance-based stock awards, to relative market performance and organic revenue growth, which correlates to long-term shareholder value creation. Named executive officers typically receive annual equity incentive grants under the 2017 Equity Plan and the 2021 Omnibus Incentive Plan in the first quarter of the fiscal year.
Equity awards are either time-based restricted stock unit awards (“RSUs”), which are subject to service-vesting conditions and are efficient for attraction and retention, or PSUs, which are subject to both service-vesting and performance-vesting conditions. Neither the RSUs nor the PSUs include any dividend equivalent rights under the 2017 Equity Plan or 2021 Omnibus Incentive Plan. The Committee believes that awards to the CEO and the CFO should be more heavily weighted toward performance-based awards than for other executives. The allocation of performance-based to time-based equity awards generally is as follows:

Position	Performance-based	Time-based
CEO and CFO	75%	25%
Other Executives	50%	50%
In addition, newly hired executive officers may receive sign-on grants. The Committee also retains the discretion to grant special equity incentive awards for incentivizing the accomplishment of a key strategic objective or for retention purposes, in addition to annual awards, which typically are made in October.
Statement of Practices
The Company has adopted a Statement of Practices for equity grants, which defines the primary terms and conditions for the administration of equity awards granted to employees and officers under the Company’s equity incentive plans. It includes the following:
1.Eligibility for awards is limited to those individuals employed by the Company or its direct or indirect subsidiaries.
2.Subject to Paragraph 4 below, awards are only made annually. Annual awards (other than with respect to the CEO) are made by the Committee based on recommendations made by the Company’s management which are reviewed by the Committee.

3.Annual awards are approved and priced at the Committee meeting that takes place in the first quarter of the Company’s fiscal year, generally held in October, although sometimes grants have been made at other times, for instance, to provide the Committee with additional time to review management recommendations.
4.Inducement grants to newly hired executives and officers require specific pre-approval by the Committee. The Committee has delegated authority to the CEO to approve inducement equity awards for newly hired employees (not officers), and promotion and/or retention grants to key employees that are consistent with market data.
The value of equity awards granted to each participant (other than the CEO) is determined based on the CEO’s evaluation of the executive’s level of responsibility and influence over the Company’s results, performance, potential to contribute to our future success and award values for executives in the peer companies based on our benchmarking exercise, as approved by the Committee. Any award to the CEO is based on the Committee’s evaluation of the same factors and its recommendation to the full board of directors for approval. The extent of existing non-vested equity awards or stock ownership is not generally considered in granting equity awards, except that we sometimes grant an initial round of equity awards to newly recruited executives. Initial equity awards are intended to induce executives to join us, to replace equity compensation that may have been forfeited at the executives’ prior place of employment, and to better align the executives’ interests with the shareholders’ interests from the start of employment.

Fiscal Year 2022 Equity Awards
On October 14, 2021, the Committee granted RSUs and PSUs respectively to the CEO, the named executive officers, and certain eligible employees for fiscal 2022. The grants are based on compensation benchmarking against each of our named executive officers’ roles and based on market practice. The amounts of PSUs and RSUs awarded to the Company’s named executive officers were as follows:

	Performance-Based Stock	Time-Based Stock
	(PSUs)	(RSUs)
Dr. Fusen Chen	60,975	20,325
Mr. Lester Wong	13,003	4,334
Mr. Chan Pin Chong	6,407	6,407
Mr. Robert Chylak	5,088	5,088
Mr. Nelson Wong	6,407	6,407
Time Based Restricted Stock Units (“RSUs”)
RSUs granted in fiscal 2022 vest in equal installments on each of the first three anniversaries of the grant date, provided the recipient remains continuously employed through each vesting date.
Performance Based Performance Stock Units Based on Relative Total Shareholder Return (“rTSR PSUs”)
For fiscal 2022, 75% of PSUs awarded will be subject to achieving rTSR performance goals. The vesting of rTSR PSUs granted in fiscal 2022 is tied to total shareholder return relative to the companies comprising the GICS Index, measured over a three-year performance period. The three-year performance period for the rTSR PSUs granted in fiscal 2022 will end in October 2024 and between 0% and 200% of the PSUs will be earned and vest based on the following scale:

Relative Total Shareholder Return

The payout scale above shows rTSR PSU vesting percentages at percentile performance points from the 25th or less percentile to the 99th percentile. Actual vesting of rTSR PSUs will be expressed as a full percentage point ranging from 0% to 200% with interpolation between the points in the above graph.

We believe that this scale is generally consistent with the majority of TSR based plans in our industry. It provides below market pay opportunity for below market performance, but we have to outperform the market in order for the executives to earn more than median compensation, continuing to link pay to performance.
We cap the payout of the rTSR PSUs at target when absolute TSR is negative, even if actual performance would suggest a higher payout, to ensure that our executives do not receive above-target payouts unless they have created value for shareholders.
Performance Based Performance Stock Units Based on Organic Revenue Growth (“Growth PSUs”)
For fiscal 2022, 25% of PSUs awarded will be subject to achieving an organic revenue growth target of 5% averaged over three fiscal years. Final vesting of performance share awards will be interpolated and expressed as a full percentage from 0% to 200% based on the table below:

Average Revenue Growth over 3-year Performance Cycle	Payout
>= 10%	200%
5%	100%
0%	25%
<0%	0%
To ensure our executives remain focused on outperforming two defined direct competitors even when going through an industry downturn, participants will be eligible to earn 1/12 of target vesting for outperformance versus each of our named direct competitors during any year, up to a maximum of 6/12 (or 50%) of target if we outperform both direct competitors in all three years. Actual payout will be based on the greater of the achievements for absolute organic growth or relative growth compared to direct competitors. Note that for relative growth, the maximum potential payout is limited to 50% of target to maintain the primary focus on absolute performance.

Vesting of Performance-Based Equity Awards
For the most recent completed three-year performance period, (September 29, 2019 through October 1, 2022) related to PSUs granted in fiscal 2020, for each of metrics discussed above:
•Company performance for rTSR resulted in a cumulative TSR of 112%. This performance ranked 17 out of 53 peer companies (69th percentile), resulting in a payout equal to 138% of target.
•Company performance for organic growth was 3-year average organic revenue growth of 53%, resulted in a payout equal to 200% of target.
Equity Ownership Guidelines for Executives
The Committee has adopted stock ownership guidelines for our named executive officers to closely align the interests of the named executive officers with those of our shareholders. These guidelines are based on the Committee’s review of market data and “best practice” governance guidelines. The guidelines apply to the Company’s common shares owned outright by the executives, including shares held in 401(k) accounts, as well as vested RSUs and PSUs. The Committee recommends that named executive officers achieve these stock ownership levels within five years. Ownership levels and progress towards the guidelines over the five-year period are reviewed annually by the Committee.

Position	Requirement
CEO	3x base salary
CFO	2x base salary
Other Executive Officers	1x base salary
In addition, executives who have held their executive positions for less than five years and prior to reaching the stock ownership requirement will be required to retain at least 50% of their pre-tax vested stock awards.
Chief Executive Officer Compensation
In October 2016, the Company appointed Fusen Chen as President and Chief Executive Officer effective October 31, 2016. He was also appointed to the board of directors effective October 3, 2016.
See "Grants of Plan-Based Awards During Fiscal 2022—Employment Agreements" (beginning on page 31) for additional information.
Compensation and Risk
In fiscal 2022, the Committee engaged FW Cook to conduct a compensation risk assessment of our incentive compensation programs. The assessment is performed annually to ensure that incentive programs in place are not reasonably likely to have material adverse effects on the Company. The scope of the assessment included all of the Company’s incentive plans, including the ICP, equity plan, support staff incentive, the sales incentive plan, and the Company’s recognition programs.
FW Cook reported that the results of its evaluation indicate that there are no significant compensation risk areas for the Company. Overall, our incentive plans were found to be well-aligned with sound compensation design principles and provide for a balanced approach to delivering incentives given various levels of performance.
We have in place the following risk mitigating factors for our compensation programs:

Risk Mitigating Factors	Comments
Cash Incentive Award Cap	Avoids potential windfall circumstances; limits excessive risk-taking behavior
Multiple Performance Factors across the Cash and Equity Programs	Avoids risk of focusing on only one aspect of performance by incentivizing a balanced perspective on performance
Annual Review of Targets and Opportunity	Ensures compensation is properly aligned with current market median levels
Clawback Feature	Mitigates risk of inappropriate behavior
Range of Award Payouts	Avoids risk of “all or nothing” mentality
Share Ownership Guidelines	Discourages focus on short-term results without regard for longer term consequences
Multi-year Vesting Schedule	Focuses executive officers on the long-term interests of the Company and shareholders
No Severance if Termination is for “Cause”	Discourages potential for inappropriate behavior
Anti-Pledging and Hedging Policies	Avoids risk of using Company stock as collateral for loans or insulating against stock price declines
Policy on Anti-Hedging and Anti-Pledging
Directors and executive officers are prohibited from engaging in hedging transactions involving Company shares or other Company securities. “Hedging” refers to any strategy to offset or reduce the risk of price fluctuations in Company shares or other Company securities or to protect, in whole or in part, against declines in the value of Company shares or other Company securities. The prohibition on hedging thus applies to all transactions in derivative securities based on Company stock such as other securities, including puts, calls, swaps and collar arrangements.
Directors and executive officers are also prohibited from purchasing Company securities on a margin or otherwise pledge Company securities as collateral for a loan.
Policy on Recovery of Previously Paid Executive Compensation (“Clawback”)
The Company has in place a recoupment or Clawback policy regarding the recovery, under certain circumstances, of executive compensation, including cash incentive compensation, stock-based awards, performance-based awards and any other form of compensation under our incentive compensation plans that are based on performance targets relating to the financial results of the Company. The policy applies to our named executive officers and to the Company’s controller. In accordance with the recoupment policy, if the board of directors or the Committee determines that any fraud, gross negligence or intentional misconduct by any such officer was a significant factor contributing to the Company restating all or a portion of its financial statements, the board of directors or the Committee will take, in its discretion, such action as it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence. The board of directors or the Committee will also review the facts and circumstances underlying the restatement, and if any incentive award to such officer was calculated based on the achievement of financial results that were subsequently reduced due to a restatement, may in its discretion (i) require reimbursement to the Company of all or a portion of the incentive award; (ii) cancel any unvested or outstanding incentive award; and (iii) seek reimbursement of any gains realized on the exercise of the incentive awards. Under the recoupment policy, the Company may seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed. The recoupment policy operates in addition to, and not in lieu of, any other rights of the Company to recoup or recover incentive awards under applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act. The Company to date has not sought to recoup any payments under this policy. We review our policy periodically and will amend or update the policy as necessary to comply with the applicable regulations and any new requirements.

Expatriate and Other Compensation
Our named executive officers do not typically receive perquisites or other personal benefits or property from the Company. The Committee generally believes that such perquisites or personal benefits can make executive compensation less transparent to shareholders. In limited instances, the Committee has approved certain transitional relocation benefits, when appropriate, to retain talented executives or to assist in the transition of certain executives and their families to our offices in Singapore or when on long-term overseas assignment from Singapore. For example, in connection with the hiring of Dr. Chen as CEO, and Mr. Lester Wong as SVP and General Counsel (which was the position he first held upon joining the Company in September 2011), relocations to Singapore were necessary, and the Company paid certain relocation benefits to each executive. In connection with Mr. Chong’s long-term assignment to the U.S., we provided certain relocation benefits including tax equalization payments. Any excess tax payments refunded to Mr. Chong are to be reimbursed to the Company. Mr. Chong’s long-term assignment to the U.S. ended in June 2019 and he was repatriated to Singapore, at which time his tax equalization payments expired. In determining these relocation, expatriate and hiring arrangements, the Company and each executive negotiated the specific compensation arrangements that the executives would receive. In addition, the Company provides paid medical insurance for non-Singaporean named executive officers. The Committee determined the executives’ compensation based on their prior experience, record of achievement, marketplace data of similar executive officers and the executives’ prior compensation packages. These benefits, including Company contributions to the Singapore Central Provident Fund for Singaporean named executive officers, are described below in a footnote to the “Summary Compensation Table.” The Company believes that these benefits are critical to its ability to hire and retain talented executives.
The Company has a 401(k) Retirement Income Plan (“401(k) Plan”) for U.S.-based employees under which it matches in cash up to 4% or 6% of an employee’s contributed amount, based on years of service.
Foreign Currency Considerations
Except for Dr. Chen and Mr. Chylak, the Company’s named executive officers are compensated in local currency reflecting the primary home country location of their employment and paid in Singapore dollars as they are based in Singapore. Mr. Lester Wong’s, Mr. Chong’s, and Mr. Nelson Wong’s base salary and total compensation were determined in Singapore dollars upon hire, and will continue to be managed in Singapore dollars going forward. For the purpose of the “Summary Compensation Table,” the Singapore dollar base salary amounts paid in fiscal 2022, 2021, and 2020 to each named executive officer (other than Dr. Chen and Mr. Chylak), where required to be disclosed, have been translated from Singapore dollars actually received into U.S. dollars using the average conversion rate for fiscal 2022 of 1.3759, 2021 of 1.3147, and 2020 of 1.3838. For purposes of the below table, stock award amounts represent the grant date fair values and have been converted from U.S. dollars into Singapore dollars using the applicable conversion rate on the grant dates. The following table reflects the amounts paid to the respective officers in Singapore dollars and aligns with the amounts reported in the “Summary Compensation Table.”
As stated previously, because the compensation for the named executive officers (other than Dr. Chen and Mr. Chylak) is delivered in Singapore dollars, our U.S. dollar reporting of compensation may show year-to-year changes due to foreign currency fluctuations, even when compensation levels as denominated in local currency may not have changed.
The below table should be read in connection with the “Summary Compensation Table,” which includes footnote disclosure relevant to the amounts listed below:

Three-Year Compensation - Singapore Dollars

Name	Fiscal	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	Year	(SG $)	(SG $)	(SG $)	(SG $)	(SG $)	(SG $)
Lester Wong	2022	568,890	—	1,187,853	582,120	14,341	2,353,204
	2021	522,900	—	1,041,510	740,880	81,455	2,386,745
	2020	498,000	—	1,029,034	337,806	69,709	1,934,549
Chan Pin Chong	2022	563,607	—	868,628	570,397	17,881	2,020,513
	2021	536,769	—	798,140	706,206	17,340	2,058,455
	2020	506,688	—	822,371	321,997	399,051	2,050,107
Nelson Wong	2022	548,721	—	868,628	560,287	47,761	2,025,397
	2021	509,678	—	702,370	668,233	45,180	1,925,461
	2020	486,390	—	713,563	309,098	44,781	1,553,832

Tax and Accounting Considerations
Deductibility of Executive Compensation
In light of the repeal of the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code in 2017, the Committee may authorize compensation that is not deductible if it is determined to be appropriate and in the best interests of the Company and our shareholders.

The Company accounts for equity-based compensation under the provisions of ASC No. 718, Compensation - Stock Compensation (“ASC 718”). ASC 718 requires the recognition of the fair value of the equity-based compensation in net income. Compensation expense associated with rTSR PSUs is determined using a Monte-Carlo valuation model, and compensation expense associated with time-based and Growth PSUs is determined based on the number of shares granted and the fair value on the date of grant. The fair value of the Company's stock option awards is estimated using a Black-Scholes option valuation model. The fair value of equity-based awards is amortized over the vesting period of the award, and the Company elected to use the straight-line method for awards granted after the adoption of ASC 718.

SUMMARY COMPENSATION TABLE FOR FISCAL 2022
For a discussion of the Management Development & Compensation Committee’s objectives, discretion and criteria for setting compensation, see “Compensation Discussion & Analysis” of this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Fusen Chen	2022	813,750	4,131,665	1,242,724	33,764	6,221,903
President and CEO	2021	768,750	3,837,192	1,716,000	29,754	6,351,696
	2020	726,250	3,887,495	774,139	76,532	5,464,416
Lester Wong	2022	413,468	881,066	415,298	61,706	1,771,538
Executive Vice President, Chief Financial Officer	2021	389,729	766,098	552,195	60,710	1,768,732
	2020	359,879	748,334	244,115	50,375	1,402,703
Chan Pin Chong	2022	409,628	644,287	379,806	12,996	1,446,717
Executive Vice President & GM, K&S Products & Solutions	2021	400,066	587,084	526,352	12,924	1,526,426
	2020	366,157	598,574	232,690	288,373	1,485,794
Robert Chylak	2022	352,052	511,649	258,461	14,562	1,136,724
Senior Vice President & CTO, Central Engineering

Nelson Wong	2022	398,809	644,287	373,074	34,712	1,450,882
Senior Vice President, Global Sales & Supply Chain	2021	379,875	516,639	498,049	33,674	1,428,237
	2020	351,489	519,976	223,369	32,361	1,127,195

(1) Compensation for Messrs. Lester Wong, Chong, and Nelson Wong for fiscal years 2022, 2021, and 2020 as applicable, has been converted from Singapore dollars into U.S. dollars using the average conversion rate during each such year of 1.3759, 1.3417, and 1.3838, respectively. For a comparison of the amounts actually paid to Messrs. Lester Wong, Chong, and Nelson Wong in Singapore dollars and the amounts reflected in the above table in U.S. dollars, see the tables provided in the “Compensation Discussion & Analysis” under the heading “Foreign Currency Considerations.”
(2) The amounts included in the “Stock Awards” column represent the full grant date fair value of the grants in fiscal 2022, 2021, and 2020 related to performance-based share awards, calculated in accordance with ASC No. 718, and RSUs.
For the PSUs, the amounts reported were valued using the Monte Carlo valuation method and the closing market price of our common stock on the date of the grant assuming payout at target performance of 100%.
For fiscal 2022 these values were as follows: Dr. Chen, $3,131,675; Mr. Lester Wong, $667,833; Mr. Chong, $329,063; Mr. Chylak, $261,320; and Mr. Nelson Wong, $329,063. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2022 would have been: Dr. Chen, $6,263,351; Mr. Lester Wong, $1,335,667; Mr. Chong, $658,126; Mr. Chylak, $522,640; and Mr. Nelson Wong, $658,126.
For fiscal 2021 these values were as follows: Dr. Chen, $2,962,205; Mr. Lester Wong, $591,416; Mr. Chong, $311,270; and Mr. Nelson Wong. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2021 would have been: Dr. Chen, $5,924,410; Mr. Lester Wong, $1,182,832; Mr. Chong, $622,539; and Mr. Nelson Wong, $547,845.
For fiscal 2020 these values were as follows: Dr. Chen, $3,037,495; Mr. Lester Wong, $584,724; Mr. Chong, $325,650; and Mr. Nelson Wong, $283,198. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2020 would have been: Dr. Chen, $6,074,990; Mr. Lester Wong, $1,169,448; Mr. Chong, $651,300; and Mr. Nelson Wong, $566,396.
See the “Grants of Plan-Based Awards Fiscal 2022” table for additional information regarding the full grant date fair value for the fiscal 2022 awards.

(3) The amounts in this column for Dr. Chen, Mr. Lester Wong, Mr. Chong, Mr. Chylak, and Mr. Nelson Wong reflect the U.S. dollar value earned under the ICP Plan.
(4) The Company provides expatriate, relocation and transition benefits and medical benefits when appropriate. In fiscal 2022, Dr. Chen received other compensation of $33,764, consisting of $30,472 of medical coverage, employer contributions to the Singapore Central Provident Fund of $2,604, a service award of $295, and an organizational anniversary gift of $393. In fiscal 2022, Mr. Lester Wong received other compensation of $61,706, consisting of $51,283 of medical coverage, $10,030 of employer contributions to the Singapore Central Provident Fund, and an organizational anniversary gift of $393. In fiscal 2022, Mr. Chong received other compensation of $12,996, consisting of employer contributions to the Singapore Central Provident Fund of $12,603 and an organization anniversary gift of $393. In fiscal 2022, Mr. Nelson Wong received other compensation of $34,712, consisting of employer contributions to the Singapore Central Provident Fund of $7,064, transportation allowance of $26,165, a service award of $1,090, and an organizational anniversary gift of $393. In fiscal 2022, Mr. Chylak received other compensation of $14,562, consisting of an employer matching contribution to the 401(k) plan of $14,083, and an organizational anniversary gift of $479.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2022
The following table shows all plan-based awards granted to the named executive officers during fiscal 2022. For a discussion of the Company’s plan-based awards and the Committee’s objectives, discretion and criteria for granting awards, see “Compensation Discussion & Analysis” of this proxy statement. The stock awards identified in the table are also reported in the “Outstanding Equity Awards at 2022 Fiscal Year-End” table, which follows this table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Fusen Chen		237,188	948,750	1,897,500
	10/15/2021					45,731	91,462	—	2,381,670
	10/15/2021					15,244	30,488	—	750,005
	10/15/2021							20,325	999,990
Lester Wong		79,328	317,312	634,624
	10/15/2021					9,752	19,504	—	507,884
	10/15/2021					3,251	6,502	—	159,949
	10/15/2021							4,334	213,313
Chan Pin Chong		72,549	290,194	580,388
	10/15/2021					4,805	9,610	—	250,244
	10/15/2021					1,602	3,204	—	78,818
	10/15/2021							5,088	250,330
Robert Chylak		49,370	197,480	394,960
	10/15/2021					3,816	7,632	—	198,737
	10/15/2021					1,272	2,544	—	62,582
	10/15/2021							6,930	250,330
Nelson Wong		71,263	285,050	570,100
	10/15/2021					4,805	9,610	—	250,244
	10/15/2021					1,602	3,204		78,818
	10/15/2021							6,407	315,224
(1)Awards under the ICP Plan are paid at the end of the fiscal year based on performance metrics for the full fiscal year, as described above in “Compensation Discussion & Analysis.” The actual payments under these awards are reported above in the “Summary Compensation Table” in the column entitled “Non-Equity Incentive Plan Compensation.”
Employment Agreements
Fusen Chen
In October 2016, the Company appointed Fusen Chen as President and Chief Executive Officer effective October 31, 2016. He was also appointed to the board of directors effective October 3, 2016.
Pursuant to an offer letter (“Letter”) dated October 3, 2016, which sets forth his compensation arrangements, Dr. Chen received an annual base salary of US$635,000 and was eligible to receive a bonus of up to 200% of his base salary (100% is the annual target level for such bonus) based on the achievement of certain performance goals of the Company. Bonuses are awarded and paid annually. The Company also granted Dr. Chen a sign-on equity award of RSUs with a value equal to US$1.5 million which vested six months after the grant date. This grant was a make-up of prior employer forfeited compensation that would have vested in the same timeframe and was necessary to recruit and hire an executive with the experience and proven track record of Dr. Chen. The short vesting period is atypical of the Company’s equity award practices but was necessary to match the vesting period of the forfeited compensation that was being replaced. Mr. Chen also received an inducement equity award of PSUs with a value at target equal to US$700,000 to align him with outstanding PSU cycles. Fifty percent of these PSUs vested on September 30, 2017 based on rTSR relative to the companies comprising the SOX Index, measured over a three-year performance period commencing September 29, 2014. Based on performance, 55% of the target PSUs vested in September 2017. The remaining fifty percent were vested on September 29, 2018 based on TSR relative to the companies comprising the GICS Index, measured over a three-year performance period commencing October 4, 2015.

Based on performance, 183% of the target PSUs vested in September 2018. In addition, Dr. Chen received an initial annual equity award equal to US$2,800,000. Twenty-five percent of this award consists of RSUs that vest ratably over 36 months, with one-third vesting on each anniversary of the grant date. The remaining seventy-five percent of this award consists of PSUs vested on the third anniversary of the grant date, based on TSR relative to the GICS index of companies, measured over a three-year performance period. Based on performance, 141% of the target PSUs vested in October 2019. Each of the foregoing grants were made on October 31, 2016 pursuant to the terms of the Company’s 2009 Equity Plan.
The Letter also provided for a reimbursement of up to US$50,000 of relocation expenses and a housing allowance of US$5,000 per month to be provided for a period of 24 months commencing October 31, 2016. In August of 2019 the Committee approved an additional 12 months of housing allowance as transitional assistance while securing permanent housing. In addition, Dr. Chen received tax preparation and filing assistance for the first two years of his employment in Singapore.
The Letter provides that if the Company terminates Dr. Chen for any reason other than for cause or if he resigns for good reason, he will be entitled to 24 months’ base salary (six months if he does not execute a general release in favor of the Company) and continued participation in certain benefit plans. Dr. Chen has also entered into a Change in Control Agreement on substantially the same terms as the Company’s other executive officers, except that as CEO, Dr. Chen may be eligible to receive 24 months’ base salary and bonus at target (six months if he does not execute a general release in favor of the Company). He also will be subject to the Company’s Executive Severance Pay Plan and the Company’s Policy on Recovery of Previously Paid Executive Compensation.
Lester Wong
In September 2011, the Company appointed Lester Wong as General Counsel and Senior Vice President, Legal Affairs effective September 12, 2011. Pursuant to an offer letter dated July 17, 2011, Mr. Wong received an initial base salary of S$300,000 per annum. Mr. Wong is eligible to receive a bonus of up to 200% of his target (50% is the target level for such bonus) based on the achievement of certain performance targets as described under “Cash Incentive Plan.” He is also eligible for health coverage as provided to other executives of the Company from outside of Singapore. The Company also entered into a Change of Control Agreement with Mr. Wong on the terms described. Mr. Wong is also subject to the Company’s Executive Severance Plan and recoupment policy. On November 27, 2017, Mr. Wong assumed the role of interim Chief Financial Officer and interim Principal Accounting Officer, and on December 20, 2018, Mr. Wong became Chief Financial Officer and Principal Accounting Officer. In connection with the appointment as interim Chief Financial Officer, Mr. Wong received a monthly stipend of S$10,000 in addition to his regular salary for the duration of the appointment. Additionally, on November 27, 2017, Mr. Wong received an equity award of S$300,000, consisting of 50% RSUs and 50% PSUs. 25% of the PSUs will be measured using an organic growth metric, and the remainder will be measured using a relative Total Shareholder Return metric. All of the RSUs have vested. The PSUs will cliff vest thirty-six months from the grant date, with a payout between zero percent and two hundred percent of the number of PSUs granted based on achievement of the specified metrics. As Chief Financial Officer, Mr. Wong’s annual salary was increased to S$480,000 effective January 1, 2019. Mr. Wong continues to participate in the Company’s Incentive Compensation Plan and is eligible to receive a prorated bonus of up to 140% of his base salary (70% is the annual target level for such bonus). Additionally, on January 2, 2019, Mr. Wong received an equity award of S$350,000, consisting of seventy-five percent PSUs and twenty-five percent RSUs. Twenty-five percent of the PSUs will be measured using an organic revenue growth metric, and the remainder will be measured using a relative Total Shareholder Return metric. The RSUs will vest over thirty-six months, with one-third vesting on each anniversary of the grant date. The PSUs will cliff vest thirty-six months from the grant date, with a payout between zero percent and two hundred percent of the number of PSUs granted based on the achievement of the specified metrics.
Chan Pin Chong
In February 2014, the Company appointed Chan Pin Chong as Vice President, Wedge Bonder effective February 17, 2014. Pursuant to an offer letter dated February 6, 2014, Mr. Chong received an initial base salary of S$372,000 per annum. Mr. Chong is eligible to receive a bonus of up to 200% of his target (set at 50% of base salary) based on achievement of certain performance targets weighted 25% Corporate results, 50% Wedge Bonder results, and 25% on individual objectives. In conjunction with his hiring, Mr. Chong was granted an equity grant of S$85,000 in October 2014 for fiscal 2015 (and a separate grant with similar terms and structure in October 2015 for fiscal 2016) consisting of 50% RSUs that vested in three equal installments commencing with the first anniversary of the grant date, and 50% PSUs that vested 36 months from the anniversary of the grant date based on shareholder return under the SOX index. The equity grant was made under the 2009 Equity Plan. The value of Mr. Chong’s Stock Awards as reported in the Three-Year Compensation - Singapore Dollars table in the Compensation Discussion & Analysis represents the full grant date value of the grant and includes the valuation of the PSUs using the Monte Carlo valuation method and the closing market price of our common stock on the date of the grant. Mr. Chong was eligible for a special performance incentive of S$110,000 based on the successful achievement of certain key financial metrics, execution against the business strategy and product roadmap, and improvement in organizational cultural metrics at the end of his initial 2-year assignment to the U.S. Based on performance against the metrics, Mr. Chong received S$104,500.

Mr. Chong is also eligible to receive a special equity award of S$200,000, upon the completion of his U.S. assignment, consisting of 50% PSUs and 50% RSUs under normal conditions as described above. Mr. Chong received a net housing allowance of US$5,000 per month while on assignment in the U.S. The Company agreed to pay for Mr. Chong’s actual U.S. taxes incurred on Company sourced income (less a hypothetical Singapore tax charged against Mr. Chong). He was also eligible for global health coverage while on U.S. assignment. The Company also entered into a Change of Control Agreement with Mr. Chong on the terms described. Mr. Chong is also subject to the Company’s Executive Severance Plan and recoupment policy.
Robert Chylak
Mr. Chylak was initially hired in September 1980. Mr. Chylak served in progressively larger roles through Global Process Engineering and was Vice President, Global R&D Engineering from July 2018 to December 2019. He was Vice President, Central Engineering and Chief Technology Officer from December 2019 to December 2021. Mr. Chylak was appointed Senior Vice President, Central Engineering and Chief Technology Officer in January 2022. Mr. Chylak is not subject to any offer letter or employment agreement with the Company, but is subject to the Company's Executive Severance Plan and recoupment policy.
Nelson Wong
Mr. Nelson Wong was initially hired in July 1997. The Company appointed him as Vice President, Business Unit Executive effective June 1, 2011. Pursuant to a promotional memo dated June 27, 2011, Mr. Wong received a base salary of S$325,000 per annum and was eligible to receive a bonus of up to 200% of his target (set at 50% of base salary) based on achievement against certain performance targets at the time of hire. In conjunction with the promotion, Mr. Wong also received an equity grant of 12,000 shares. On January 1, 2020, Mr. Wong was promoted to Senior Vice President, Global Sales. In conjunction with the promotion, Mr. Wong received a base salary of S$496,642 per annum and was eligible to receive a bonus of up to 200% of his target (set at 55% of base salary) based on achievement against the financial targets of the ICP. Mr. Wong also received an equity grant of S$50,000 of RSUs which vest ratably over three years and of which two-thirds have already vested. In addition, Mr. Wong received an equity grant of S$50,000 of PSUs, 75% based on rTSR and 25% based on Growth as described in the Equity Plan section. Mr. Wong is subject to the Company’s Executive Severance Plan and recoupment policy.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END
The following table shows all outstanding equity awards held by the named executive officers at October 1, 2022, the last day of fiscal 2022. The amounts reported under the “Stock Awards” column are included in the “Summary Compensation Table” under “Stock Awards” to the extent included in the amount of compensation cost recognized by the Company in fiscal 2022 for financial statement reporting purposes, as calculated in accordance with ASC No. 718, Compensation, Stock Compensation. The stock awards reported in the “Grants of Plan-Based Awards Fiscal 2022” table above are also reported in this table. None of the named executive officers hold any outstanding stock options.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (2)	Grant Date
Fusen Chen			45,731	1,762,015	10/15/2021
			15,244	587,351	10/15/2021
	20,325	783,122			10/15/2021
			82,444	3,176,567	10/07/2020
			27,481	1,058,843	10/07/2020
	24,428	941,211			10/07/2020
			83,333	3,210,820	10/10/2019
			27,778	1,070,286	10/10/2019
	12,346	475,691			10/10/2019
Lester Wong			9,752	375,745	10/15/2021
			3,251	125,261	10/15/2021

	4,334	166,989			10/15/2021
			16,460	634,204	10/07/2020
			5,487	211,414	10/07/2020
	4,877	187,911			10/07/2020
			16,042	618,098	10/10/2019
			5,347	206,020	10/10/2019
	2,377	91,856			10/10/2019
Chan Pin Chong			4,805	185,137	10/15/2021
			1,602	61,725	10/15/2021
	6,407	246,862			10/15/2021
			8,663	333,785	10/07/2020
			2,888	111,275	10/07/2020
	7,700	296,681			10/07/2020
			541	20,845	12/11/2019
			180	6,935	12/11/2019
	241	9,286			12/11/2019
			8,318	320,493	10/10/2019
			2,772	106,805	10/10/2019
	3,697	142,445			10/10/2019
Robert Chylak			3,816	147,030	10/15/2021
			1,272	49,010	10/15/2021
	5,088	196,041			10/15/2021
			5,545	213,649	10/07/2020
			1,848	71,023	10/07/2020
	4,928	189,876			10/07/2020
			1,763	67,928	12/11/2019
			587	22,617	12/11/2019
	784	30,208			12/11/2019
			1,062	40,919	10/10/2019
			354	13,640	10/10/2019
	1,416	54,558			10/10/2019
Nelson Wong			4,805	185,137	10/15/2021
			1,602	61,725	10/15/2021
	6,407	246,862			10/15/2021
			7,624	293,753	10/07/2020
			2,541	97,905	10/07/2020
	6,776	261,079			10/07/2020
			1,082	41,689	12/11/2019
			361	13,909	12/11/2019
	481	18,533			12/11/2019
			6,536	251,832	10/10/2019
			2,178	83,918	10/10/2019
	2,905	111,930			10/10/2019
(1)Number of shares represents common shares underlying time-based RSU awards. Time-based RSUs vest in 1/3 increments on each of the first three anniversaries of the grant date.

(2)Market value for unvested shares in these columns is calculated as number of unvested shares multiplied by the closing stock price at the end of September 30, 2022 of $38.53.
(3)Number of shares represents common shares underlying PSU awards, assuming all are earned at target performance levels at the end of the applicable performance periods. PSUs cliff vest at the end of the three-year performance period following the grant date to the extent performance goals are achieved.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2022
The following table reports all the vesting of stock awards of the named executive officers in fiscal 2022. No named executive officer held or exercised stock options in fiscal 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Fusen Chen	229,293	12,111,429
Lester Wong	36,078	2,045,828
Chan Pin Chong	24,568	1,320,465
Robert Chylak	10,292	560,070
Nelson Wong	23,554	1,269,253
(1) The value realized on vesting is determined by multiplying the number of vested restricted stock units and performance share units by the closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION
Executive Severance Pay Plan
On August 9, 2011, the Committee adopted the Company’s Executive Severance Pay Plan (the “Executive Plan”). The Executive Plan applies to those Company officers who have been proposed by management to participate in the Executive Plan and approved to participate in the Executive Plan by the Committee. Dr. Chen, Mr. Lester Wong, Mr. Chong, Mr. Nelson Wong, and Mr. Chylak are covered under the Executive Plan.
The Executive Plan provides for severance payments and benefits to covered officers whose employment is terminated by the Company without “Cause” and to any covered officer who terminates his or her employment for “Good Reason.” For the purposes of the Executive Plan, “Cause” means (i) intentional dishonesty, (ii) physical or mental incapacity or (iii) willful refusal to perform his or her duties persisting at least 30 days after written notice. “Good Reason” means, without the officer’s consent, (i) any substantial diminution in the position or authority of the officer which is inconsistent with the officer’s then current position or authority, (ii) reduction of the officer’s base salary (other than a percentage reduction applicable to all other officers) or exclusion of the officer from compensation or benefit plans made available to other officers in his or her salary grade, (iii) any requirement by the Company that the officer relocate his or her primary office or location to any office or location more than 30 miles away from the officer’s then current primary office or location (except in connection with termination of expatriate assignments), and (iv) failure by any successor to the Company to expressly adopt the Executive Plan. The severance payments and benefits under the Executive Plan are as follows:
•An amount equal to six months’ base salary as of the last day of such officer’s employment. However, if the officer enters into a general release in favor of the Company, the Company will instead pay the following:

º	24 months’ base salary, in the case of the CEO;
º	18 months’ base salary, in the case of the CFO; and
º	12 months’ base salary, in the case of all other officers.
•Continuation of medical, prescription drug, dental and vision benefits, including for covered dependents, for the number of months' severance is paid at the same contribution rate as active employees.
•Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider.
•Incentive awards and/or bonuses and equity compensation in accordance with the applicable plans.
Severance payments will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following an officer’s termination date. If the officer is subject to U.S. income tax, severance payments will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months’ base salary and (ii) thereafter, the officer will receive any remaining severance payments in accordance with such officer’s regularly scheduled pay dates.
Under the Executive Plan, the Company will not pay any severance payment or benefit to an officer terminated by the Company in connection with a divestiture of a business if the officer receives an offer of employment from the purchaser (or an affiliate of the purchaser) which includes targeted annual cash compensation of at least 90% of the officer’s targeted annual cash compensation at the Company on the last day of employment. For the purposes of this calculation, the Company targeted annual cash compensation does not include any special bonus or other amount payable or paid to the officer in connection with the disposition of the divested business. In addition, the officers are subject to non-competition and non-solicitation provisions which, if breached, will permit the Company to discontinue severance payments.

SEVERANCE AND EQUITY COMPENSATION IF TERMINATED
(NO CHANGE IN CONTROL)
The following table presents maximum payment amounts under the Company’s Executive Plan and the values of equity awards under the Company’s equity plans for our named executive officers, had they been terminated without “cause” or resigned for good reason on October 1, 2022 (outside the context of a change in control).

Name	Cash Severance(1)	Time-based Restricted Share Awards(2)	Performance-based Share Awards(3)	Total
Fusen Chen	$1,650,000	$1,106,697	$7,585,979	$10,342,676
Lester Wong	$634,625	$221,085	$1,494,540	$2,350,250
Chan Pin Chong	$414,563	$348,928	$800,692	$1,564,183
Robert Chylak	$359,052	$219,621	$377,979	$956,652
Nelson Wong	$407,215	$296,103	$703,057	$1,406,375
(1)Amounts equal the following months of base salary, payable in accordance with the officers’ employment letter or the Executive Plan: Dr. Chen: 24 months; Mr. Lester Wong: 18 months; Mr. Chong, Mr. Chylak, and Mr. Nelson Wong: 12 months.
(2)Time-based share awards granted under the 2017 Equity Plan and 2021 Omnibus Incentive Plan may vest pro rata on an accelerated basis at the sole discretion of the Committee based on full months worked upon an involuntary termination without “cause”. The value of shares for purposes of vesting is based on the closing price of the Company’s stock of $38.53 on September 30, 2022.
(3)Performance-based share awards granted under the 2017 Equity Plan and 2021 Omnibus Incentive Plan may vest pro rata at the sole discretion of the Committee upon an involuntary termination without “cause” based on full months worked and the actual achievement of performance goals as determined at the end of the three-year performance period. Values assume achievement of performance goals resulting in 100% vesting of performance-based shares. The value of shares for purposes of vesting is equal to the closing price of the Company’s stock of $38.53 on September 30, 2022. Under the Executive Plan, no severance payments are payable upon death or disability. All performance-based share awards vest pro rata based on actual achievement at the completion of the performance period upon death, disability or retirement (or, for the CEO, upon a mutually agreed retirement).
Change of Control Arrangements
In 2011, the Committee approved a form of Change of Control Agreement (“Change of Control Agreement”) to be entered into with its executive officers, including each of the named executive officers. The Change of Control Agreement provides for benefits in the event of the termination of an officer’s employment under certain circumstances following a change of control. Under the Change of Control Agreement a “Change of Control” includes (i) the acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting securities; (ii) an acquisition of all or substantially all of the assets of the Company; (iii) when the individuals who, at the beginning of a two-year period, were members of the Company’s board of directors, cease for any reason to constitute at least a majority of the board of directors (unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of at least 75% of the original board of directors); or (iv) a consummation by the Company of a merger, consolidation or share exchange, as a result of which the shareholders immediately before the event will not hold a majority of the voting power immediately after such event.
An officer who is a party to a Change of Control Agreement and whose employment is terminated by the Company for any reason other than “Cause,” or by the officer for “Good Reason” (as provided in the Change of Control Agreement), within 18 months after a Change of Control, will receive the following payments and benefits:
•Termination pay equal to the benefit multiple assigned to the officer times the sum of the officer’s annual base salary and his or her targeted cash incentive (the “Benefit Amount”) provided that any Benefit Amount may be reduced to $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Code or would make payment thereof non-deductible by the Company under Section 280G of the Code;
•Continuation of medical, prescription drug, dental, and vision benefits for number of months for which the Benefit Amount is payable for the officer, officer’s spouse and dependent children at the same premium rate as in effect prior to the officer’s termination date;

•Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider; and
•Equity compensation in accordance with the applicable plans.

The benefit multiple and number of months of payment for executive officers are:

Position	Benefits Multiple	Number of Months
CEO	2x	24
CFO	1.5x	18
Other Executive Officers	1x	12
Payment of the full Benefit Amount is subject to the officer entering into a general release in favor of the Company. If the officer does not enter into a general release, the officer will only be entitled to one quarter of the Benefit Amount, payable over six months. The Benefit Amount will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following the officer’s termination date. If the officer is subject to U.S. income tax, the Benefit Amount will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months of the Benefit Amount and (ii) thereafter, the officer will receive any remaining Benefit Amount in accordance with such officer’s regularly scheduled pay dates for the officer’s specified number of months.
If the officer is terminated upon a Change of Control, the officer is only entitled to the Benefit Amount under the Change of Control Agreement and not under any other severance plan or similar program. In addition, under the Change of Control Agreement, the officers are subject to certain confidentiality provisions. Upon a change in control, outstanding awards under the 2017 Equity Plan and 2021 Omnibus Incentive Plan are treated as follows:
Options and stock appreciation rights (unless otherwise provided in the award agreement) become exercisable (and restricted stock units and restricted stock become vested) if the successor or surviving entity does not assume the award or if the successor or surviving entity assumes the award and the participant is terminated by the successor or surviving entity without cause before the 24-month anniversary of the change in control.
With respect to performance share units granted prior to fiscal 2022, if the successor or surviving entity does not assume the award, the performance requirements of the award are waived and the participant becomes vested (and the award is paid at the target performance level based on the value of the shares of the Company on the change in control date) if the participant continues to be employed on the last day of the performance period. For performance share units granted after fiscal 2022, if the successor or surviving entity does not assume the award, the performance requirements shall be achieved at target as of the change in control (or actual performance for TSR-based metrics if the change in control happens after the first year of the applicable performance period), and such amounts shall be paid out immediately prior to closing. With respect to performance share units granted prior to fiscal 2022, if the successor or surviving entity assumes the award and the participant is terminated by the successor or surviving entity without cause before the 24-month anniversary of the change in control, the award is prorated based on the number of full months in performance period before termination of employment and the participant receives the prorated portion of the award based on the performance goals achieved at the end of the performance period. For performance share units granted after fiscal 2022, if the successor or surviving entity does assume the award and the participant is terminated by the successor or surviving entity without cause before the 24-month anniversary of the change in control, the performance requirements shall be achieved at target as of the date of termination (or actual performance for TSR-based metrics if the date of termination happens after the first year of the applicable performance period), and such amounts shall be paid out immediately upon such date of termination.
The term change in control is defined in the applicable plans and generally includes (i) a sale of 50% or more of the voting securities of the Company, (ii) a sale of all or substantially all of the assets of the Company, (iii) a change in the Company’s slate of board of directors during any 24-month period such that board members at the beginning of the period cease for any reason to constitute a majority of the board (unless the election, or nomination for election by the shareholders, of at least 75% of the new directors is approved by a majority vote of the board at the beginning of the 24-month period); (iv) a merger or consolidation (or acceptance by the shareholders of shares in a share exchange) in which the shareholders immediately before the merger or consolidation (or share exchange) do not own at least a majority of the combined voting power of the outstanding voting securities of the surviving or resulting corporation after the merger or consolidation (or of the acquiring entity in the share exchange).

SEVERANCE AND EQUITY COMPENSATION AFTER CHANGE IN CONTROL
The following table presents maximum payment amounts under the Change in Control Agreements, 2017 Equity Plan or 2021 Omnibus Incentive Plan, as applicable to each named executive officer had they been terminated on October 1, 2022 after a change in control, and the values of equity awards under the Company’s equity plans for named executive officers if a change in control occurred on October 1, 2022.

Name	Change of Control Agreement(1)	Time-based Restricted Share Awards(2)	Performance-based Restricted Share Awards(2)	Total
Fusen Chen	$3,547,500	$2,200,024	$10,865,884	$16,613,408
Lester Wong	$1,110,593	$446,486	$2,170,742	$3,727,821
Chan Pin Chong	$704,757	$695,274	$1,147,000	$2,547,031
Robert Chylak	$556,534	$470,682	$625,997	$1,653,213
Nelson Wong	$692,265	$638,404	$1,029,753	$2,360,422
(1)All of the named executive officers are covered under the form of Change of Control Agreement described above and are (or were) eligible for the following months of payment of the Benefit Amount described above. Dr. Chen: 24 months; Mr. Lester Wong: 18 months; and Mr. Chong, Mr. Chylak, and Mr. Nelson Wong: 12 months. In each case, amounts assume the executive is terminated within 18 months of a “change in control” as defined under the applicable agreement.
(2)For equity granted under 2017 Equity Plan, if the surviving entity does not assume all of the outstanding awards, time-based share awards vest immediately upon a change in control and the performance requirements are waived for outstanding performance-based share awards and awards are payable in cash at target performance if the executive is still employed on the last day of the performance period. If the awards are assumed and the executive is terminated involuntarily without “cause” within 24-months of the event, restricted time-based share awards become fully vested upon termination and performance-based share awards will vest on a prorated basis based on the number of full months worked and in the performance period prior to termination and adjusted based on actual performance at the end of the vesting period. For equity granted under 2021 Omnibus Equity Plan, if the surviving entity does not assume all of the outstanding awards, time-based share awards vest immediately upon a change in control and the performance requirements shall be achieved at target as of the change in control (or actual performance for TSR-based metrics if the change in control happens after the first year of the applicable performance period), and such amounts shall be paid out immediately prior to closing. If the awards are assumed and the executive is terminated involuntarily without “cause” within 24-months of the event, restricted time-based share awards become fully vested upon termination and performance-based share awards shall be achieved at target as of the date of termination (or actual performance for TSR-based metrics if the date of termination happens after the first year of the applicable performance period), and such amounts shall be paid out immediately upon such date of termination. The values above assume 100% target performance. The value of shares for purposes of vesting is based on the closing price of $38.53 on September 30, 2022.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are reporting the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.
To determine our median employee for fiscal 2022, we identified our total employee population as of October 1, 2022, the last day of our fiscal 2022 year, which included all global full-time, part-time, and temporary employees that were employed on that date. As of October 1, 2022, we had approximately 3,170 global employees. We annualized the compensation for regular employees hired during the year. The Company used “target total cash” as the consistently applied compensation measure across our global employee population. In accordance with SEC rules, we used the median employee identified from last year's calculation, then determined the employee’s annual total compensation using the Summary Compensation Table methodology and compared it to the total compensation of our CEO, as detailed in the Summary Compensation Table for fiscal 2022. Foreign exchange rate on September 30, 2022 was used to translate compensation to U.S. dollar equivalent.
The Company’s median employee earned $28,337. Based on the total fiscal 2022 compensation reported for Dr. Chen of $6,221,903, our ratio of CEO to median employee pay was 220 to 1.

DIRECTOR COMPENSATION FOR FISCAL 2022
The following table presents all compensation paid to the Company’s directors in fiscal 2022. Dr. Chen was not paid any additional compensation for serving as a director.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Total
Peter T. Kong	$140,000	$157,909	$297,909
Chin Hu Lim	$80,000	$157,909	$237,909
Gregory F. Milzcik	$95,000	$157,909	$252,909
Jon A. Olson	$81,250	$157,909	$239,159
David Jeffrey Richardson	$82,500	$157,909	$240,409
Mui Sung Yeo	$97,500	$157,909	$255,409
(1)As of the end of fiscal 2022, Mr. Richardson has 1,789 shares outstanding from the new director grant granted May 2020 that will fully vest in May 2023. Mr. Olson has 1,788 shares outstanding shares from the new director grant granted March 2021 that will vest ratable over two years. Mr. Kong, Mr. Lim, Mr. Milzcik, and Ms. Yeo, had no outstanding equity awards as of the end of the fiscal year.
(2)The amounts included in the “Stock Awards” column represent the full grant date fair value of compensation cost recognized by the Company related to stock awards for fiscal 2022.
We align director compensation to our compensation peer group median. In fiscal 2022, the annual board retainer for directors was $65,000. During fiscal 2022, in alignment with peer practice and effective as of and following the July 2022 payment, the chairman of the board of directors additional cash annual retainer was increased to $70,000 from $50,000. The Chairs of the Audit Committee, Management Development and Compensation Committee, and Nominating and Governance Committee each received additional annual cash retainers of $25,000, $20,000 and $10,000, respectively. Other members of the Audit Committee, Management Development and Compensation Committee, and Nominating and Governance Committee received additional annual cash retainers of $12,500, $10,000, and $5,000 respectively. Board and committee members did not receive any fees for board or committee meetings held during fiscal 2022. Annual cash retainers were paid in four equal installments on the first calendar day of each calendar quarter. Directors also received an annual equity grant of $158,000 paid in four equal installments on the first calendar day of each fiscal quarter.
We also provide a grant of common shares to each non-employee director upon initial election to the board of directors of $120,000.
To build alignment with executives, we use the same compensation peer group as used for executive compensation benchmarking for director compensation, focusing on total compensation alignment with peer median levels. We review director compensation on an annual basis to ensure continued proper alignment with the market.
Each current non-employee director has met the fiscal 2022 stock ownership guideline. For fiscal 2022, the Company applied the following stock ownership guidelines to non-employee directors:
•Each non-employee director should beneficially own common shares of the Company with an aggregate market value of at least $195,000, to be attained within five years of election (the aggregate market value requirement will be equivalent to three times the annual cash board retainer);
•Prior to reaching the stock ownership requirement, each non-employee director will be required to retain at least 50% of his or her stock awards;
•Shares that count toward satisfaction of the stock ownership guideline include shares owned directly by the director, shares owned jointly by the director and his or her spouse, shares held by the director’s immediate family, and shares held in trust for the benefit of the director or a member of the director’s immediate family. Options or other rights to acquire stock do not count toward satisfaction of the guideline; and
•Exceptions may be made by the Nominating and Governance Committee of the board of directors in the cases of financial hardship. No exceptions were sought in fiscal 2022.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information concerning the Company’s equity compensation plans as of October 1, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	978,371	$ __ (2)	3,293,849
Equity compensation plans not approved by security holders	—	$—	—
Total	978,371	$ __	3,293,849

(1)The following equity compensation plans have been approved by the Company’s shareholders: the 2001 Plan; the 2008 Equity Plan; the 2009 Equity Plan; the 2017 Equity Plan; and the 2021 Omnibus Incentive Plan. Except for the 2021 Omnibus Incentive Plan, there are no outstanding awards under any of the Company’s prior equity plans. All future awards will be granted under the 2021 Omnibus Incentive Plan.
(2)Excludes 978,371 shares subject to restricted stock units and performance stock units outstanding as of October 1, 2022, as such shares have no exercise price.

CORPORATE GOVERNANCE
Board Matters
The board of directors has determined that directors Peter T. Kong, Chin Hu Lim, Gregory F. Milzcik, Jon A. Olson, David Jeffrey Richardson, and Mui Sung Yeo are each “independent” as defined by applicable listing standards of the Marketplace Rules of the Nasdaq Global Market and SEC rules. In fiscal 2022, the board of directors met seven (7) times and met nine (9) times in executive session.
Each director who served during fiscal 2022 attended all of the board and applicable committee meetings. From time to time, the board of directors may also act by unanimous written consent. All directors are expected to attend the annual meeting of shareholders. All of the then-current directors attended the 2022 annual meeting of shareholders.
Board Leadership
The Company’s By-laws currently provide that the chairman of the board of directors may not be a current or former executive officer of the Company. Mr. Kong currently serves as chairman of the board of directors. The board of directors believes that this leadership structure enhances the independence of the board of directors, increases the effectiveness of the board of directors’ oversight of management, deters conflicts of interest and conflicts of function that may arise when the CEO is also the chairman, and permits our CEO to devote a greater amount of time and concentration to the management and development of the Company and our business.
Board’s Role in Risk Oversight
While management is responsible for risk management in daily operations, the board of directors is responsible for overall risk oversight of the Company. The board of directors oversees risk management and endeavors to understand what risks the Company faces and what steps management takes regarding those risks, including cybersecurity risks. The Company’s management periodically reports to the board of directors on the major risks facing the Company, including updates on the progress of the Company’s data loss protection and data encryption efforts and other security initiatives related to cybersecurity. Management maintains a strategic risk council, which is comprised of the CEO and his staff, and meets at least biannually to discuss significant enterprise risks and the mitigating action plans. Enterprise risk assessments are conducted at least once every three years and at times more often. The last assessment was conducted in fiscal 2021. Management reported on the results of its latest enterprise risk discussion and assessment to the board of directors in fiscal 2021 and updated the board of directors on efforts to address identified risks. The board of directors discusses these risks with management and has the opportunity to ask questions, offer insights and challenge management to continually improve its risk assessment and management. Various committees of the board of directors also participate in the risk oversight process. In particular, the Audit Committee focuses on financial risk; the Nominating and Governance Committee focuses on board structure, and corporate governance risk; and the Management Development and Compensation Committee focuses on creating incentives that encourage a level of risk-taking consistent with the Company’s business strategy and overall tolerance for risk.
Our board of directors and management recognize that the full spectrum of environmental, social and governance (“ESG”) risks are evolving in their significance to the business, and accordingly, oversight of ESG risks is a continuing and evolving commitment. Our management and oversight of social and human capital risk is a priority. The board of directors (or through its committees) regularly reviews and discusses people-related risks, including colleague satisfaction and engagement, pay equity, employee physical and mental well-being, succession planning and other matters, including COVID-19 response, ethics matters and whistleblower complaints. The board of directors continues to enhance its review of inclusion and diversity strategies and initiatives, including review and monitoring of the company’s policies and practices with respect to inclusion, diversity and equal employment opportunity.

Committees of the Board of Directors
The board of directors has a standing Audit Committee, Management Development and Compensation Committee, and Nominating and Governance Committee.

Committee Members

Audit Committee	Management Development and Compensation Committee	Nominating and Governance Committee
Jon A. Olson (Chair) (1)	Mui Sung Yeo (Chair)	Peter T. Kong (Chair)
Gregory F. Milzcik	Peter T. Kong	Chin Hu Lim
David Jeffrey Richardson	Chin Hu Lim	Gregory F. Milzcik
Mui Sung Yeo	David Jeffrey Richardson (2)	Jon A. Olson (3)

(1)    Mr. Olson was appointed Chair of the Audit Committee in August of 2022.
(2)    Mr. Richardson was appointed to the Management Development and Compensation Committee in October of 2022.
(3)    Mr. Olson was appointed to the Nominating and Governance Committee in October of 2022.

Audit Committee
The Audit Committee met nine (9) times during fiscal 2022. The board of directors has determined that all Audit Committee members are independent (as defined by the Marketplace Rules of the Nasdaq Global Market and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, or the “Exchange Act”). In addition, the board of directors has determined that Jon A. Olson, Gregory F. Milzcik, David Jeffrey Richardson, and Mui Sung Yeo each qualifies as an “audit committee financial expert” as defined by the SEC. The Audit Committee, among other things, appoints the Company’s independent registered public accountants to serve for the following fiscal year, oversees their independence and meets with them to review the scope and results of their audit, considers comments made by the independent registered public accountants with respect to accounting procedures and internal controls and the consideration given thereto by the Company’s management, and reviews internal accounting procedures and controls with the Company’s financial management. The full responsibilities of the Audit Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com/Corporate-Policy. While the officers of the Company are responsible for risk management in daily operations, the Audit Committee oversees audit and financial risk management. The Audit Committee discharges this responsibility on an ongoing basis by questioning management and the Company’s internal audit director on the Company’s major risk exposures and the steps management has taken to identify, monitor, control and mitigate risks. The Audit Committee reviews on a bi-annual basis the Company’s progress towards mitigating the major risks identified in the most recent and updated enterprise risk assessment.
Management Development and Compensation Committee
The Management Development and Compensation Committee met five (5) times during fiscal 2022. The board of directors has determined that all members of the Management Development and Compensation Committee are independent directors (as defined in the Marketplace Rules of the Nasdaq Global Market). The principal duties of the Management Development and Compensation Committee are to establish the Company’s compensation policies, evaluate and approve compensation arrangements for the executive officers and senior managers of the Company (including establishing base salary, performance targets, eligibility, participation and award levels for incentive compensation plans), to administer the Company’s equity compensation plans and to oversee senior management succession and overall management development. The Management Development and Compensation Committee may form, and may delegate its authority to, subcommittees as it deems appropriate. The full responsibilities of the Management Development and Compensation Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com/Corporate-Policy.
The Management Development and Compensation Committee consults with the CEO in determining compensation levels for each named executive officer (other than the CEO) and takes into consideration the CEO’s assessment of the performance of each named executive officer against the factors established by the Management Development and Compensation Committee.
The Management Development and Compensation Committee has engaged FW Cook for compensation consulting services in fiscal 2022. The services provided by FW Cook are described in the section titled “Compensation Discussion & Analysis.”
The Management Development and Compensation Committee performed a compensation risk analysis, informed in part by the external review performed by FW Cook. In setting executive compensation, the Management Development and Compensation Committee analyzes, among other things, whether compensation is mitigating or exacerbating risks that could be reasonably likely to have a material adverse effect on the Company.
Nominating and Governance Committee
The Nominating and Governance Committee met five (5) times during fiscal 2022. The board of directors has determined that each member of the Nominating and Governance Committee is independent (as defined by the Marketplace Rules of the Nasdaq Global Market). The Nominating and Governance Committee is responsible for establishing criteria for selecting new directors, identifying, screening and recruiting new directors, recommending nominees for director to the board of directors, and recommending to the board of directors the corporate governance policies for the Company. Nominations for election as directors are determined by the board of directors after recommendation by the Nominating and Governance Committee. The Nominating and Governance Committee considers candidates for board membership suggested by its members, other board members, management and shareholders. Candidates who have been suggested by shareholders are evaluated in the same manner as other candidates. In addition to suggesting a candidate to the Nominating and Governance Committee, a shareholder may formally nominate a candidate for director by following the procedures for submission of proposals set forth in the section of this proxy statement entitled “Shareholder Proposals.” Board candidates are considered based upon their business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders as well as their personal character, integrity, foresight and judgment. The Nominating and Governance Committee further considers the diversity of a prospective director’s skills, specialized expertise, quality of education, global business experience and acumen. The Nominating and Governance Committee has periodically retained an executive search firm to identify and evaluate potential candidates for the board of directors.

In fiscal 2022, we engaged an executive search firm to help the Company identify and evaluate an additional candidate for the board of directors, which is currently underway. In engaging this executive search firm, the Nominating and Governance Committee provides the firm with guidance as to the skills, experience, and qualifications the Nominating and Governance Committee is seeking in potential candidates, including an emphasis for diverse candidates to be included in the potential candidate pool, and that the executive search firm is expected to thereafter identify candidates for the Nominating and Governance Committee's consideration. The full responsibilities of the Nominating and Governance Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com/Corporate-Policy. The Corporate Governance Guidelines of the Company are also posted on the Company’s website at www.kns.com/Corporate-Policy.
The Committee is also responsible for conducting a self-assessment of the board, overseeing committee self-assessments, reviewing committee memberships and the role of the committee Chairs, and making recommendations to the full board on changes to process, practice and the roles for each director.
Code of Conduct
The board of directors has adopted a Code of Business Conduct providing a general ethical and legal framework for business practices and conduct which all employees, officers, and directors must adhere to. All Company employees are expected to use their common sense, act prudently and with clarity of intention, seek to avoid even the appearance of improper behavior in their daily interactions with colleagues and customers, suppliers and other business associates. The discussion of the Code of Conduct is available on the Company’s website at www.kns.com/Corporate-Policy. In addition, all employees are required to review and certify compliance with the Code of Conduct on an annual basis.
Code of Ethics
The board of directors has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s CEO, CFO, Principal Accounting Officer or Controller, and persons performing similar functions. The Company’s Code of Ethics for Senior Officers is available on the Company’s website at www.kns.com/Corporate-Policy. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or a waiver of, a provision of its code of ethics by posting such information on its website at www.kns.com/Corporate-Policy.
Shareholder Communications with Directors
The board of directors has implemented a process whereby shareholders may send communications directly to the board of directors’ attention. Any shareholder desiring to communicate with the board of directors, or one or more specific members thereof, should communicate in writing addressed in care of the Secretary of the Company 23A Serangoon North Avenue 5, #01-01, Singapore 554369. The Secretary of the Company has been instructed by the board of directors to promptly forward all such communications for the board of directors' attention.
Management Development and Compensation Committee Interlocks and Insider Participation
No member of the Management Development and Compensation Committee (Ms. Yeo, Mr. Lim, and Mr. Kong, and Mr. Richardson) (i) was, during fiscal 2022, had previously been, an officer or employee of the Company or its subsidiaries nor (ii) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No interlocking relationship existed between any member of the Management Development and Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.
Certain Relationships and Related Transactions
Under its charter, the Audit Committee of the board of directors is responsible for reviewing any proposed related party transaction. The Audit Committee has adopted a policy generally prohibiting related party transactions. The types of transactions covered by the policy include payments for products or services to, or indebtedness to or from, related parties, as defined in Rule 404(a) of Regulation S-K under the Exchange Act. The Audit Committee has in the past approved transactions on a case-by-case basis, considering the specific facts and circumstances. No related party transactions described in Rule 404(a) were in place in fiscal 2022.

Security Ownership of Directors, Nominees and Executive Officers
The following table shows how many common shares of the Company were beneficially owned by the directors, nominees, named executive officers and all directors, nominees and executive officers as a group as of December 20, 2022. The named executive officers are the individuals listed in the Summary Compensation Table. To the knowledge of the Company, each of the persons listed below has sole voting and investment power with respect to their beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the shares identified in the table below, unless otherwise indicated. Each person below has an address of c/o 23A Serangoon North Avenue 5, #01-01, Singapore 554369.

Directors and Nominees	Amount (Number of Shares) of Beneficial Ownership(1)	Percent of Class
Fusen E. Chen	944,100	1.7%
Chin Hu Lim	82,622	*
Peter T. Kong	85,951	*
Gregory F. Milzcik	70,513	*
Jon A. Olson	8,084	*
David Jeffrey Richardson	15,339	*
Mui Sung Yeo	85,070	*

Named Executive Officers Other Than Directors
Chan Pin Chong	61,151	*
Robert Chylak	26,871
Lester Wong	169,749	*
Nelson Wong	190,076	*

All directors, nominees and current executive officers as a group (12 persons)	1,774,384	3.1%

*	Less than 1.0%.
(1)None of the listed shares are subject to outstanding options that are currently exercisable or exercisable within 60 days after December 20, 2022.
Director Resignation Policy
The board of directors has adopted a Director Resignation Policy which requires, in an uncontested election, that a director who receives more votes withheld or against his or her election than votes for shall promptly tender his or her written resignation offer to the Nominating & Governance Committee of the board of directors following certification of the shareholder vote from the meeting at which the election occurred. The Nominating & Governance Committee will promptly consider the director’s offer of resignation and recommend to the board whether to accept or reject the resignation. The board will act on the Nominating & Governance Committee’s recommendation within 90 days following receipt of the recommendation. The board’s decision shall be publicly disclosed in a Form 8-K within four business days of the decision, along with the rationale supporting the decision, if resignation is not accepted. No director shall participate in the vote on his or her own resignation.
Security Ownership of Certain Beneficial Owners
To the knowledge of the Company, the only person or group of persons (within the meaning of Section 13(d) of the Exchange Act) that owned beneficially more than 5% of the outstanding common shares of the Company as of December 20, 2022 was as follows:

Name and Address of Beneficial Owner	Amount (Number of Shares) and Nature of Beneficial Ownership	Percent of Class
Capital International Investors (1) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	7,643,317	12.2%
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	9,686,266	15.5%
(1)Based solely on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on February 11, 2022 (amounts may have changed since that date). The shareholder reported that it has sole voting power over 7,639,566 shares and sole dispositive power over 7,643,317 shares. Capital International Investors (“CII”) is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., and Capital Group Private Client Services, Inc. (together with CRMC, the “investment management entities”). CII's divisions of each of the investment management entities collectively provide investment management services under the name “Capital International Investors.” CII is deemed to be the beneficial owner of 7,643,317 shares. The shareholder further reported that SMALLCAP World Fund Inc. is the beneficial owner of 5% or greater of the outstanding common stock reported by the shareholder. The address of CII is 333 South Hope Street, 55th Fl, Los Angeles, CA 9007.
(2)Based solely on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on January 27, 2022 (amounts may have changed since that date). The shareholder reported that it has sole voting power over 9,551,818 shares and sole dispositive power over 9,686,266 shares. The shareholder also reported that its subsidiary, BlackRock Fund Advisors, and iShares Core S&P Small-Cap ETF are the beneficial owners of 5% or greater of the outstanding common stock reported by the shareholder. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee of Company’s board of directors has submitted the following report for inclusion in this Proxy Statement:
Our Committee has reviewed and discussed with management the Compensation Discussion & Analysis contained in this Proxy Statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion & Analysis, our Committee has recommended to the board of directors that the Compensation Discussion & Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2022 for filing with the SEC.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

MUI SUNG YEO, CHAIR
PETER T. KONG
CHIN HU LIM
DAVID JEFFREY RICHARDSON

The foregoing report of the Management Development and Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filing) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

REPORT OF THE AUDIT COMMITTEE
The purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent registered public accountants, and appoint the independent registered public accountants. The Audit Committee's specific responsibilities are more fully described in its charter, which is accessible on the Company's website. The board of directors has determined that each member of the Audit Committee is independent (as defined in the applicable rules of the Nasdaq Global Market and Rule 10A-3(b)(1) under the Exchange Act), has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and meets the requirements for financial literacy under the applicable rules of the Nasdaq Global Market. During fiscal 2022, the Audit Committee consisted of Jon A. Olson, Mui Sung Yeo, David Jeffrey Richardson, and Gregory F. Milzcik. The board of directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined under SEC rules.
The Company retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal 2022. During fiscal 2022, the Audit Committee met with the senior members of the Company’s management team and PwC. The Audit Committee also met separately with PwC and with the Company’s CFO, General Counsel, and Internal Audit Director. At these meetings, the Audit Committee discussed financial management, accounting, internal controls and legal and compliance matters.
The Audit Committee reviewed and discussed the audited financial statements included in the Company’s 2022 Annual Report on Form 10-K for the fiscal year ended October 1, 2022 with the Company’s management including, without limitation, a discussion of the quality and not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the reasonableness of management’s accounting judgments, members of the Audit Committee asked for and received management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and PwC their general preference for conservative policies when a range of accounting options is available.
In its meeting with representatives of PwC, the Audit Committee asked for and received responses to questions that the Audit Committee believes are particularly relevant to its oversight. These questions included: (i) whether there were any significant accounting judgments made by management in preparing the financial statements; (ii) whether, based on the auditors’ experience and their knowledge of the Company, the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements; and (iii) whether, based on their experience and their knowledge of the Company, they believe the Company has implemented internal controls and internal audit procedures that are appropriate for the Company.
The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received and reviewed the written disclosures and the letter from PwC required by applicable rules of the Public Company Accounting Oversight Board regarding PwC’s communications with the audit committee concerning independence, and has discussed with PwC their independence, and concluded that the non-audit services performed by PwC are compatible with maintaining their independence.
In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of: (i) the Company’s management, which has the primary responsibility for financial statements and reports and establishing and maintaining internal controls, and (ii) the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles and perform an audit and express an opinion on the effectiveness of internal control over financial reporting.
Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2022, filed with the SEC on November 17, 2022.

AUDIT COMMITTEE
JON A. OLSON, CHAIR
MUI SUNG YEO
DAVID JEFFREY RICHARDSON
GREGORY F. MILZCIK

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filing) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

AUDIT AND RELATED FEES
For the fiscal years ended October 1, 2022 and October 2, 2021, PwC billed the fees set forth below:

	2022	2021
Audit Fees	$2,083,080	$2,006,391
Tax Fees	$1,000	$57,276
All Other Fees	$4,000	$4,000
Audit Fees
The aggregate fees billed to the Company by PwC during fiscal 2022 for the performance of the integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and assistance and review of documents filed with the SEC, including the issuance of consents, was $2,083,080. The aggregate fees billed to the Company by PwC for the performance of such matters for fiscal 2021 was $2,006,391.
Tax Fees
The aggregate tax fees billed to the Company by PwC during fiscal 2022 consist of fees for tax compliance and other tax services. The following details these fees for fiscal 2022 and fiscal 2021:

	2022	2021
Tax Compliance Services	$1,000	$1,614
Other Tax Services	$—	$55,662
Total Tax Fees	$1,000	$57,276
In engaging PwC on these matters, management and the Audit Committee considered PwC’s expertise in domestic and international corporate taxation as well as their institutional knowledge of our operations. As such, we determined that the engagement of PwC would ensure efficient and quality advice, pertinent to our business and consistent with our overall business strategy. The Audit Committee also discussed and determined that PwC’s performance of the tax services would not impair its independence.
All Other Fees
The aggregate fees of $4,000 and $4,000 billed to the Company by PwC during fiscal 2022 and 2021, respectively, were related to accounting research software.
The Audit Committee has determined that the services provided by PwC as set forth herein are compatible with maintaining their independence.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. The Company will not engage its independent registered public accounting firm to render audit or non-audit services unless: (i) the service and the related fee are specifically approved in advance by the Audit Committee or (ii) the Audit Committee pre-approves specifically described types of services that are expected to be provided to the Company by its independent registered public accounting firm during the fiscal year. Any pre-approval of specified types of services is subject to a maximum dollar amount. No fees were paid to the Company’s independent registered public accounting firm in fiscal 2022 that were not pre-approved in accordance with the Audit Committee’s policies and procedures.

SHAREHOLDER PROPOSALS
Proposals, including any nominations for director, which shareholders desire to have included in the Company’s proxy statement for the annual meeting of shareholders in 2024, pursuant to Exchange Act Regulation 14a-8, must be addressed to the Secretary of the Company and received by the Company on or before September 15, 2023. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than January 2, 2024.

Our By-laws establish a deadline for submission of shareholder proposals for the annual meeting, including any nominations for director, that are not intended to be included in the Company’s proxy statement. For the annual meeting in 2024, these proposals and nominations must be received in writing on or after November 3, 2023, but no later than December 3, 2023, and must satisfy certain other requirements set forth in our By-laws. Any director candidate nominated by a shareholder for election at the 2024 annual meeting will not be eligible for election unless the shareholder proposing the nominee has provided timely notice of the nomination and complied with the other applicable requirements set forth in our By-laws.

OTHER MATTERS
The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.
Although the Company knows of no items of business which will be presented at the annual meeting other than those described herein, the proxies solicited by the board will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year’s annual meeting. The Company received no notice of any shareholder proposal by such date (which was November 3, 2022).
As permitted by the Exchange Act, the Company may choose to deliver only one copy of the Notice to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of such documents at the below address and phone number. Shareholders residing at the same address who currently receive multiple copies of the Notice, may request delivery of only one copy of the Notice by directing a notice to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling the Investor Relations Department at (215) 784-6000. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should also be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.
The Company, upon request, will furnish to record and beneficial holders of its common shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 2022. Copies of exhibits to the Annual Report on Form 10-K also will be furnished upon request for a payment of a fee of $.50 per page. All requests should be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.
Electronic copies of the Company’s fiscal 2022 Annual Report and proxy statement will be available on the Company’s website at: https://investor.kns.com/sec-filings.
The Company is not including the information contained on its website as a part of, or incorporating it by reference into, this proxy statement.

By Order of the Board of Directors

STEPHEN DRAKE
Vice President, Legal Affairs and
General Counsel and Corporate
January 19, 2023	Secretary